UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

L Brands, Inc. (formerly known as Limited Brands, Inc.)

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of

Annual Meeting of Stockholders

and Proxy Statement

May 23, 2013

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 23, 2013: The proxy statement and annual report to stockholders are available at http://www.proxyvote.com.

April 12, 2013

DEAR STOCKHOLDER:

You are cordially invited to attend our 2013 annual meeting of stockholders to be held at 8:30 a.m., Eastern Time, on May 23, 2013, at our offices located at Three Limited Parkway, Columbus, Ohio 43230. Our Investor Relations telephone number is 614-415-6400 should you require assistance in finding the location of the meeting. The formal Notice of Annual Meeting of Stockholders and proxy statement are attached. If you plan to attend, please bring the Admittance Slip located at the back of this booklet and a picture I.D., and review the attendance information provided. I hope that you will be able to attend and participate in the meeting, at which time I will have the opportunity to review the business and operations of our company.

The matters to be acted upon by our stockholders are discussed in the Notice of Annual Meeting of Stockholders. It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached proxy statement, would you kindly sign, date and return the enclosed proxy card or vote by telephone or via the Internet as described on the enclosed proxy card. Your vote is important regardless of the number of shares you own.

Sincerely yours,

/s/ Leslie H. Wexner ____________________________
Leslie H. Wexner
Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 23, 2013

April 12, 2013

TO THE STOCKHOLDERS OF L BRANDS, INC. (FORMERLY KNOWN AS LIMITED BRANDS, INC.):

We are pleased to invite you to attend our 2013 annual meeting of stockholders to:

•	Elect the four nominees proposed by the Board of Directors as directors to serve for a three-year term.

•	Ratify the appointment of our independent registered public accountants.

•	Hold an advisory vote to approve named executive officer compensation.

•	Vote on a proposal to amend the Certificate of Incorporation to provide for the annual election of directors.

•	Vote on the stockholder proposal described in the accompanying proxy statement, if properly presented at the meeting.

•	Transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on April 3, 2013 may vote at the meeting. If you plan to attend, please bring the Admittance Slip located at the back of this booklet and a picture I.D., and review the attendance information provided.

Your vote is important. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. Whether or not you plan to attend the meeting, please vote by telephone or via the Internet or sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by submitting a later dated proxy (including a proxy via telephone or the Internet) or by attending the meeting and voting in person.

By Order of the Board of Directors,

/s/ Leslie H. Wexner ____________________________
Leslie H. Wexner
Chairman of the Board

PROXY STATEMENT TABLE OF CONTENTS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board of Directors is soliciting your proxy to vote at our 2013 annual meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting. In this proxy statement, “we,” “our,” and the “Company” refer to L Brands, Inc.

We began mailing this proxy statement and the enclosed proxy card, or the Notice of Internet Availability of Proxy Materials (the “Notice”), on or about April 12, 2013 to all stockholders entitled to vote. The Company’s 2012 Annual Report on Form 10-K, which includes our financial statements, is being sent with this proxy statement and is available in paper copy by request or in electronic form.

Date, Time and Place of Meeting

Date:	May 23, 2013

Time:	8:30 a.m., Eastern Time

Place:	Three Limited Parkway, Columbus, Ohio 43230

Attending the Meeting

Stockholders who plan to attend the meeting in person must bring photo identification and the Admittance Slip located at the back of this booklet. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or video taping equipment are not allowed.

Shares Entitled to Vote

Stockholders entitled to vote are those who owned Company common stock (which we refer to throughout this proxy statement as “Common Stock”) at the close of business on the record date, April 3, 2013. As of the record date, there were 289,175,722 shares of Common Stock outstanding. Each share of Common Stock that you own entitles you to one vote.

Voting Your Shares

Whether or not you plan to attend the annual meeting, we urge you to vote. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. If you are voting by mail, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you are voting by telephone or via the Internet, please use the telephone or Internet voting procedures set forth on the enclosed proxy card. Returning the proxy card or voting via telephone or the Internet will not affect your right to attend the meeting and vote.

The enclosed proxy card indicates the number of shares that you own.

Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us or vote via telephone or the Internet in time to vote, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card or vote via telephone or the Internet but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares in the following manner:

•	“FOR” the election of the Board’s four nominees for director (as described on pages 4 and 5);

•	“FOR” the ratification of the appointment of our independent registered public accountants (as described on page 12);

•	“FOR” on the advisory vote to approve named executive officer compensation (as described on pages 13 and 14);

•

“FOR” the proposal to amend the Certificate of Incorporation to provide for the annual election of directors (as described on pages 15 and 16), in recognition of the vote at the Company’s 2012 annual meeting on a stockholder proposal addressing the same topic.

•	“AGAINST” the stockholder proposal (as described on pages 17 through 19).

If any other matter is properly presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting. See “Vote Necessary to Approve Proposals” for a discussion of the votes required to approve these items.

Certain stockholders received a Notice containing instructions on how to access this proxy statement and our Annual Report on Form 10-K via the Internet. Those stockholders should refer to the Notice for instructions on how to vote.

Revoking Your Proxy

You may revoke your proxy by:

•	submitting a later dated proxy (including a proxy via telephone or the Internet);

•	notifying our Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio 43230, in writing before the meeting that you have revoked your proxy; or

•	voting in person at the meeting.

Voting in Person

If you plan to vote in person, a ballot will be available when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares at the close of business on April 3, 2013, the record date for voting, as well as a proxy, executed in your favor, from the nominee.

Appointing Your Own Proxy

If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of shares representing at least one-third of the votes of the Common Stock entitled to vote constitutes a quorum. Abstentions and “broker non-votes” are counted as present for establishing a quorum. A broker non-vote occurs on an item when a broker is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary to Approve Proposals

•

Pursuant to the Company’s Bylaws, each director will be elected by a majority of the votes cast with respect to such director. A majority of the votes cast means that the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election. Any “against” votes will count as a vote cast, but “abstentions” will not count as a vote cast with respect to that director’s election. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover director.” As required by the Company’s Bylaws, each director has submitted an irrevocable letter of resignation as director that becomes effective if he or she does not receive a majority of votes cast in an election and the Board accepts the resignation. If a director is not elected, the Nominating & Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation.

•	The ratification of Ernst & Young LLP as our independent registered public accountants requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon.

•

The advisory vote to approve named executive officer compensation requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon. While this vote is required by law, it will neither be binding on the Company or the Board, nor will it create or imply any change in the fiduciary or other duties of, or impose any additional fiduciary or other duties on, the Company or the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

•

The proposal to amend the Certificate of Incorporation to provide for the annual election of directors requires the affirmative vote of at least 75% of the outstanding shares entitled to vote at the annual meeting.

•	The stockholder proposal requires the affirmative vote of a majority of the votes present in person or by proxy and voting thereon.

Impact of Abstentions and Broker Non-Votes

You may “abstain” from voting for any nominee in the election of directors and on the other proposals, and your abstention will not count as a vote cast. However, abstentions with respect to the proposal to amend the Certificate of Incorporation to provide for the annual election of directors will have the same effect as a vote against the proposal. Abstentions with respect to the election of directors and on the other proposals will be excluded entirely from the vote and will have no effect.

In addition, under New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on the proposal to ratify Ernst & Young LLP as our independent registered public accountant, even if it did not receive voting instructions from you. Your broker may not vote your shares on any of the other matters without specific instruction. A “broker non-vote” occurs when a broker submits a proxy but refrains from voting. Shares represented by broker non-votes are counted as present or represented for purposes of determining the presence of a quorum but are not counted as otherwise present or represented.

Obtaining Additional Copies of the Proxy Materials

We have adopted a procedure called “householding.” Under this procedure, stockholders who share the same last name and reside at the same mailing address will receive one Notice or one set of proxy materials (if they have elected to receive hard copies of the proxy materials), unless one of the stockholders at that address has notified us that they wish to receive individual copies. Stockholders who participate in householding continue to receive separate control numbers for voting. Householding does not in any way affect dividend check mailings.

If you hold Company Common Stock and currently are subject to householding, but prefer to receive separate copies of proxy materials and other stockholder communications from the Company, or if you are sharing an address with another stockholder and would like to consent to householding, you may revoke or grant your consent to householding as appropriate at any time by calling toll-free at 1-800-579-1639 or notifying our Secretary at our principal executive offices at Three Limited Parkway, Columbus, Ohio 43230.

A number of brokerages and other institutional holders of record have implemented householding. If you hold your shares beneficially in street name, please contact your broker or other intermediary holder of record to request information about householding.

PROPOSAL 1:    ELECTION OF DIRECTORS

The Board of Directors has nominated four directors for election at the annual meeting. If you elect the four nominees, they will hold office for a three-year term expiring at the 2016 annual meeting or until their successors have been elected. All nominees are currently serving on our Board of Directors.

We believe that our Board as a whole possesses the right diversity of experience, qualifications and skills to oversee and address the key issues facing our Company. In addition, we believe that each of our directors possesses key attributes that we seek in a director, including strong and effective decision-making, communication and leadership skills. Set forth below is additional information about the experience and qualifications of each of the nominees for director, as well as each of the current members of the Board, that led the Nominating & Governance Committee and Board of Directors to conclude, at the time each individual was nominated to serve on the Board of Directors, that he or she would provide valuable insight and guidance as a member of the Board of Directors.

Your proxy will vote for each of the nominees unless you specify otherwise. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. We do not know of any nominee of the Board of Directors who would be unable to serve as a director if elected.

The Board of Directors Recommends a Vote FOR the Election of All of the Following Nominees of the Board of Directors:

Nominees and Directors

Nominees of the Board of Directors at the 2013 Annual Meeting

Dennis S. Hersch	Director since 2006	Age 66

Mr. Hersch is President of N.A. Property, Inc., through which he acts as a business advisor to Mr. and Mrs. Wexner, and has done so since February 2008. He also serves as a trustee of several trusts established by Mr. and Mrs. Wexner. He was a Managing Director of JPMorgan Securities Inc., an investment bank, from December 2005 through January 2008, where he served as the Global Chairman of its Mergers & Acquisitions Department. Mr. Hersch was a partner of Davis Polk & Wardwell LLP, a New York law firm, from 1978 until December 2005. Mr. Hersch has been a director of Clearwire Corporation, a wireless, high-speed Internet service provider, since November 2008, and a director at Sprout Foods, Inc., a producer of organic baby food, since 2009. Mr. Hersch’s nomination was supported by his legal and financial expertise, as well as his considerable experience with corporate governance matters, strategic issues and corporate transactions.

David T. Kollat	Director since 1976	Age 74

Dr. Kollat has been Chairman of 22, Inc., a management consulting firm, since 1987. He has served as director of Select Comfort Corporation, a designer, manufacturer and retailer of premium beds and bedding accessories, since 1994, and Wolverine World Wide, Inc., a global footwear, athletic apparel and accessories designer, manufacturer and retailer, since 1992. Dr. Kollat also served as director of Big Lots, Inc., a retailer, from 1990 until 2012. In addition to his broad business experience (including service on several boards of directors) and marketing expertise, Dr. Kollat’s nomination was supported by his particular experience in the retail, apparel and other related industries, both at the management and board levels.

William R. Loomis, Jr.	Director since 2005	Age 65

Mr. Loomis serves as Senior Advisor to China International Capital Corporation, an investment bank, and to Lazard LLC, an investment bank. He has also been an independent financial advisor since January 2009. Mr. Loomis has served as a director (and member of the Audit Committee) of Pacific Capital Bancorp, a banking and financial services firm, since 2010, and Phillips 66 Company, a producer of petrochemicals, since 2012.

Mr. Loomis was a General Partner or Managing Director of Lazard Freres & Co., an investment bank, from 1984 to 2002. After the formation of Lazard LLC in 2000, he became the Chief Executive Officer of the new entity. Mr. Loomis became a Limited Managing Director of Lazard LLC in 2002 and resigned from that position in March 2004. Until 2005, Mr. Loomis was a member of the Board of Directors of Alcan, Inc., a manufacturer and distributor of aluminum. Mr. Loomis’s nomination was supported by his executive experience, financial expertise and substantial history as a senior strategic advisor to complex businesses and multiple executives.

Leslie H. Wexner	Director since 1963	Age 75

Mr. Wexner has been Chief Executive Officer of the Company since he founded the Company in 1963, and Chairman of the Board for more than forty years. Mr. Wexner is the husband of Abigail S. Wexner. Mr. Wexner’s nomination was supported by his effective leadership of the Company since its inception.

Directors Whose Terms Continue until the 2014 Annual Meeting

Donna A. James	Director since 2003	Age 55

In April 2006, Ms. James established Lardon & Associates LLC, a business and executive advisory services firm, where she is Managing Director. Ms. James served as the President of Nationwide Strategic Investments, a division of Nationwide Mutual Insurance Company (“Nationwide”), from 2003 through March 31, 2006. Ms. James served as Executive Vice President and Chief Administrative Officer of Nationwide and National Financial Services from 2000 until 2003. Ms. James is a director of Time Warner Cable Inc., a provider of video, data and voice services, and Marathon Petroleum Corp., a transportation fuels refiner. Ms. James also served as Chairman of Financial Settlement Services Agency, Inc. from 2005 through 2006, and as director of Coca-Cola Enterprises Inc., a nonalcoholic beverages company from 2005 to 2012. She currently serves on the Audit Committee of Marathon Petroleum Corp. and as the Chairperson of the Audit Committee of Time Warner Cable Inc. Ms. James’s nomination was supported by her executive experience, financial expertise, service on several boards of directors and experience with respect to corporate diversity and related issues.

Jeffrey H. Miro	Director since 2006	Age 70

Mr. Miro has been a senior partner of the Honigman Miller Schwartz and Cohn LLP law firm since November 2004. He was a partner and Chairman of the law firm of Miro Weiner & Kramer from 1981 until November 2004. He is an Adjunct Professor of Law at The University of Michigan Law School, teaching courses in taxation and corporate governance. Mr. Miro was a director of M/I Homes, Inc., a national home building company, until December 2012, and was a director of Sotheby’s Holdings, Inc., an auctioneer of art, jewelry, and collectibles, until May 2006. Mr. Miro’s nomination was supported by his legal expertise, particularly with respect to corporate governance and real estate matters.

Michael G. Morris	Director since 2012	Age 66

Mr. Morris serves as the Chairman of the Board of American Electric Power Company, Inc., one of the largest electric utilities in the United States. From January 2004 until November 2011, Mr. Morris served as the President, Chief Executive Officer and Chairman of American Electric Power. From 1997 until 2003, he served as the Chief Executive Officer of Northeast Utilities, the largest electric utility in New England. Mr. Morris also currently serves as a director of The Hartford Financial Services Group, Inc., an investment and insurance company, and Alcoa Inc., a leading producer of aluminum. Mr. Morris’s nomination is supported by his broad business experience and management expertise.

Raymond Zimmerman	Director since 1984	Age 80

Mr. Zimmerman is the Chief Executive Officer of Service Merchandise LLC, a retail company. Mr. Zimmerman was Chairman of the Board and Chief Executive Officer of 99¢ Stuff, LLC from 1999 to 2003 and the Chairman of the Board and Chief Executive Officer of 99¢ Stuff, Inc. from 2003 to 2008. In January 2007, 99¢ Stuff, Inc. filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code, and in October 2007, 99¢ Stuff, Inc. emerged from bankruptcy. Mr. Zimmerman’s nomination was supported by his financial expertise and broad business experience, particularly in the retail sector.

Directors Whose Terms Continue until the 2015 Annual Meeting

E. Gordon Gee	Director since 2012	Age 72

Dr. Gee has served as the president of The Ohio State University, one of the nation’s largest public research institutions, since 2007. Prior to his current service at Ohio State, he led several other major universities, including Vanderbilt University (2000-2007), Brown University (1998-2000), The Ohio State University (1990-1998), the University of Colorado (1985-1990) and West Virginia University (1981-1985). Dr. Gee also currently serves as a director of Bob Evans Farms, Inc., an owner and operator of family restaurants, the Rock and Roll Hall of Fame and Museum, Inc. and the National 4-H Council. He previously served as a director of the Company from 1992 to 2008. Dr. Gee’s nomination is supported by his extensive executive and management experience, as well as his legal expertise and knowledge of the Company gained through his prior service as a director.

Allan R. Tessler	Director since 1987	Age 76

Mr. Tessler has been Chairman of the Board and Chief Executive Officer of International Financial Group, Inc., an international merchant banking firm, since 1987. He has been Chairman of the Board of Epoch Investment Partners, Inc., an investment management company and formerly J Net Enterprises, since 2004. He was Chief Executive Officer and Chairman of the Board of J Net Enterprises from 2000 to 2004. Mr. Tessler was Chairman of the Board of InterWorld Corporation from 2001 to 2004. Mr. Tessler was Chairman of Checker Holdings Corp. IV from 1997 to 2009. Mr. Tessler has served as a director of TD Ameritrade, a securities brokerage company, since November 2006. Mr. Tessler serves on TD Ameritrade’s Audit Committee. He has served as a director of Steel Partners Holding GP, Inc., a general partner of a global diversified holding company, since 2010, and currently serves as Chairman of the Board of both Teton Financial Services, a financial services company, and Rocky Mountain Bank, a Wyoming bank. Mr. Tessler’s nomination is supported by his broad business experience and financial expertise, together with his involvement in various public policy issues.

Abigail S. Wexner	Director since 1997	Age 51

Mrs. Wexner is a member and former Chair of the Boards of Directors of Nationwide Children’s Hospital Inc. and Nationwide Children’s Hospital, Founder and Chair of the Boards of The Center for Family Safety & Healing (f/k/a Columbus Coalition Against Family Violence) and KidsOhio.org, Vice Chair of the Board of KIPP Journey Academy, and a Trustee of The Wexner Center Foundation and the United States Equestrian Team Foundation. Mrs. Wexner is the wife of Leslie H. Wexner. Mrs. Wexner’s nomination is supported by her executive and legal experience, as well as her expertise with respect to a wide range of diversity, philanthropic and public policy issues.

Retiring Director

James L. Heskett has informed the Company that he will retire from the Board of Directors effective May 23, 2013, at the conclusion of our annual meeting.

Director Independence

The Board has determined that each of the individuals nominated to serve on the Board of Directors, together with each of the members of the Board who will continue to serve after the 2013 annual meeting of stockholders (except for E. Gordon Gee, Dennis S. Hersch, Abigail S. Wexner and Leslie H. Wexner), has no material relationship with the Company other than in his or her capacity as a director of the Company and that each is “independent” in accordance with applicable NYSE standards. Following the annual meeting of stockholders, if all director nominees are elected to serve as our directors, independent directors will constitute approximately two-thirds of our Board.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director (or nominee) or a member of the director’s (or nominee’s) immediate family and the Company; whether within the past three years the director (or nominee) has served as an executive officer of the Company; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has received, during any twelve-month period within the last three years, direct compensation from the Company in excess of $120,000; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family is employed by an entity that is engaged in business dealings with the Company. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case-by-case basis in light of all relevant factors.

Board Leadership Structure

Mr. Leslie H. Wexner serves as Chairman of the Board and Chief Executive Officer of the Company. Mr. Wexner is the founder of the Company and has served as its Chairman and Chief Executive Officer for over forty years. Mr. Wexner (through his personal holdings and associated trusts) is also the Company’s largest stockholder. The Board believes that Mr. Wexner’s experience and expertise in the Company’s business and operations is unrivaled and that he is uniquely qualified to lead the Company. Accordingly, the Company believes that Mr. Wexner’s service as both Chairman of the Board and Chief Executive Officer is a significant benefit to the Company and provides more effective leadership than could be achieved in another leadership structure.

Allan R. Tessler currently serves as the lead independent director. In July 2012, the Board determined that the lead independent director should be appointed solely by the independent directors, as they deem appropriate, and Mr. Tessler was subsequently reappointed as the lead independent director by them. As lead independent director, Mr. Tessler has the authority to call meetings of the independent directors, at which he serves as the chairman. Mr. Tessler also approves information sent to the Board, including the agenda for Board meetings, and is responsible for approving meeting schedules in order to assure that there is sufficient time for discussion of all agenda items.

The Company believes that the lead independent director structure, including Mr. Tessler’s service as lead independent director, offers independent oversight of the Company’s management to complement the leadership that Mr. Wexner provides to the Board as its Chairman.

Risk Oversight; Certain Compensation Matters

The Company’s Board of Directors, directly and through the Audit Committee and other Committees of the Board, takes an active role in the oversight of the Company’s policies with respect to the assessment and management of enterprise risk. Among other things, the Board has policies in place for identifying the senior executive responsible for key risks as well as the Board Committees with oversight responsibility for particular key risks. In a number of cases, oversight is conducted by the full Board.

Among other things, the Company, including the Compensation Committee of the Board, has evaluated the Company’s compensation structure from the perspective of enterprise risk. The Company, including the Compensation Committee, believes that the Company’s compensation structures are appropriate and do not incentivize inappropriate taking of business risks.

Information Concerning the Board of Directors

Meeting Attendance

Our Board of Directors held 6 meetings in fiscal year 2012. During fiscal year 2012, all of the directors attended 75% or more of the total number of meetings of the Board and of the committees of the Board on which they served (which were held during the period in which they served).

Committees of the Board of Directors

Audit Committee

The Audit Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. The current members of the Audit Committee are Ms. James (Chair), Dr. Kollat and Messrs. Tessler and Zimmerman. The Board has determined that each of the Audit Committee members meets the independence, expertise and experience standards established by the NYSE and the Securities and Exchange Commission (the “Commission”) for service on the Audit Committee of the Company’s Board of Directors and for designation as an “audit committee financial expert” within the meaning of the regulations promulgated by the Commission.

The Report of the Audit Committee can be found on page 58 of this proxy statement. The Audit Committee held 12 meetings in fiscal year 2012.

Compensation Committee

The Compensation Committee of the Board (i) oversees the Company’s compensation and benefits philosophy and policies generally, (ii) evaluates the Chief Executive Officer’s (the “CEO”) performance and oversees and sets compensation for the CEO, (iii) oversees the evaluation process and compensation structure for other members of the Company’s senior management and (iv) fulfills the other responsibilities set forth in its charter. The current members of the Compensation Committee are Mr. Heskett (Chair), Dr. Kollat and Messrs. Miro and Morris. However, Mr. Heskett will not serve on the Compensation Committee past May 23, 2013, the date that his retirement becomes effective. The Board has determined that each of the current Compensation Committee members is “independent” in accordance with applicable NYSE standards.

The Report of the Compensation Committee can be found on page 53 of this proxy statement. The Compensation Committee held 8 meetings in fiscal year 2012.

Nominating & Governance Committee

The Nominating & Governance Committee of the Board identifies and recommends to the Board candidates who are qualified to serve on the Board and its committees. The Nominating & Governance Committee considers and reviews the qualifications of any individual nominated for election to the Board by stockholders. It also proposes a slate of candidates for election as directors at each annual meeting of stockholders. The Nominating & Governance Committee also develops and recommends to the Board, and reviews from time to time, a set of corporate governance principles for the Company and monitors compliance with those principles. The current members of the Nominating & Governance Committee are Mr. Tessler (Chair), Mr. Heskett, Ms. James and Mr. Miro. However, Mr. Heskett will not serve on the Nominating & Governance Committee past May 23, 2013, the date that his retirement becomes effective. The Board has determined that each of the current Nominating & Governance Committee members is “independent” in accordance with applicable NYSE standards.

The Nominating & Governance Committee develops and recommends to the Board criteria and procedures for the selection and evaluation of new individuals to serve as directors and committee members. It also reviews and periodically makes recommendations to the Board regarding the composition, size, structure, practices, policies and activities of the Board and its committees. In making its assessment and in identifying and evaluating director nominees, the Nominating & Governance Committee takes into account the qualifications of existing directors for continuing service or re-nomination, which may be affected by, among other things, the quality of their contributions, their attendance records, changes in their primary employment or other business affiliations, the number of boards of publicly held companies on which they serve, or other competing demands on their time and attention. While the Board has not established any specific minimum qualifications for director nominees, as indicated in the Company’s corporate governance principles, the directors and any potential nominees should be individuals of diverse backgrounds who possess the integrity, judgment, skills, experience and other characteristics that are deemed necessary or desirable for the effective performance of the Board’s oversight function. Certain of the skills, qualifications and particular areas of expertise considered with respect to the members of the Board of Directors at the time each Director was nominated are summarized in the director biographies found on pages 4 through 6 of this proxy statement. Although the Nominating & Governance Committee considers diversity as a factor in the selection of Board nominees, the Committee does not use formal quantitative or similar criteria with regard to diversity in its selection process.

The Nominating & Governance Committee does not have a formal policy on the consideration of director candidates recommended by stockholders. The Board believes that it is more appropriate to provide the Nominating & Governance Committee flexibility in evaluating stockholder recommendations. In the event that a director nominee is recommended by a stockholder, the Nominating & Governance Committee will give due consideration to the director nominee and will use the same criteria used for evaluating Board director nominees, in addition to considering the information relating to the director nominee provided by the stockholder.

To date, the Company has not engaged third parties to identify or evaluate or assist in identifying potential director nominees, although the Company reserves the right in the future to retain a third-party search firm, if appropriate.

The Nominating & Governance Committee held 4 meetings in fiscal year 2012.

Executive Committee

The Executive Committee of the Board may exercise, to the fullest extent permitted by law, all of the powers and authority granted to the Board. Among other things, the Executive Committee may declare dividends, authorize the issuance of stock and authorize the seal of the Company to be affixed to papers that require it. The current members of the Executive Committee are Messrs. Wexner (Chair) and Tessler.

Finance Committee

The Finance Committee of the Board periodically reviews the Company’s financial position and financial arrangements with banks and other financial institutions. The Finance Committee also makes recommendations on financial matters that it believes are necessary, advisable or appropriate. The current members of the Finance Committee are Mr. Tessler (Chair), Mr. Hersch, Dr. Kollat, Mr. Loomis, Mrs. Wexner and Mr. Zimmerman.

Inclusion Committee

The Inclusion Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to, among other things, (i) the Company’s commitment to diversity and inclusion and (ii) the performance of the Company’s Office of Inclusion. The current members of the Inclusion Committee are Mrs. Wexner (Chair), Ms. James and Dr. Gee. As appropriate, Mr. Alex Shumate, a former director of the Board, also participates in the Committee’s work.

Meetings of the Company’s Non-Management Directors

The non-management directors of the Board meet in executive session in connection with each regularly scheduled Board meeting. Mr. Tessler serves as the chair of those meetings, which neither Mr. Wexner nor Mrs. Wexner attends.

Communications with the Board

The Board provides a process for interested parties to send communications to the full Board, the non-management members of the Board, the lead independent director, and the members of the Audit Committee. Any director may be contacted by writing to him or her c/o L Brands, Inc., Three Limited Parkway, Columbus, Ohio 43230 or emailing at boardofdirectors@limitedbrands.com. Any stockholder wishing to contact non-management directors or Audit Committee members may send an email to nonmanagementdirectors@limitedbrands.com or auditcommittee@limitedbrands.com, respectively. Communications that are not related to a director’s duties and responsibilities as a Board member, a non-management director or an Audit Committee member may be excluded by the Office of the General Counsel, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and any other material that is determined to be illegal or otherwise inappropriate. The directors to whom any substantive information is addressed are informed that the information has been removed and that it will be made available to such directors upon request.

Attendance at Annual Meetings

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. However, it encourages directors to attend and historically nearly all have done so. All of the then-current Board members attended the 2012 annual meeting, except for Mr. Tessler. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the Board and the committees of which he or she is a member.

Code of Conduct and Related Person Transaction Policy

The Company has a code of conduct that is applicable to all employees of the Company, including the Company’s CEO and Chief Financial Officer, and to members of the Board of Directors. Any amendments to the code or any waivers from any provisions of the code granted to executive officers or directors will be promptly disclosed to stockholders through posting on the Company’s website at http://www.limitedbrands.com.

The Board has adopted the Company’s Related Person Transaction Policy (the “Related Person Transaction Policy”). Under the Related Person Transaction Policy, subject to certain exceptions, directors and executive officers of the Company are required to notify the Company of the existence or potential existence of any financial or commercial transaction, agreement or relationship involving the Company in which a director or executive officer or his or her immediate family members has a direct or indirect material interest. Each such transaction must be approved by the Board or a committee consisting solely of independent directors after consideration of all material facts and circumstances.

The Company is engaged in several projects designed to increase our speed and agility in producing products that satisfy our customers. As part of these efforts, the Company has sought opportunities to co-locate facilities and operations with appropriate suppliers. In the case of its personal care and beauty businesses, the development of supplier facilities in close proximity to our headquarters and distribution facilities in Columbus, Ohio, is considered to be highly desirable. The New Albany Company, a business beneficially owned by affiliates of Mr. Wexner, our Chairman and Chief Executive Officer, is in the business of developing real estate, including industrial parks, and has sold land (and may in the future sell land) to certain vendors or third party developers in that connection. This matter was evaluated by the Audit Committee of the Board of Directors, which concluded that the underlying transactions were in the best interests of the Company and its stockholders. The Audit Committee continues to monitor the matter on an ongoing basis.

Copies of the Company’s Code of Conduct, Corporate Governance Principles, Related Person Transaction Policy and Committee Charters

The Company’s code of conduct, corporate governance principles, Related Person Transaction Policy, as well as the charters of the Audit Committee, Compensation Committee and Nominating & Governance Committee of the Board of Directors, are available on the Company’s website at http://www.limitedbrands.com. Stockholders may also request a copy of any such document from: L Brands, Inc., Attention: Investor Relations, Three Limited Parkway, Columbus, Ohio 43230.

PROPOSAL 2:    RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s independent registered public accountants for the fiscal year ending February 1, 2014. We are asking you to ratify this appointment, although your ratification is not required. A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Additional information concerning the Company’s engagement of Ernst & Young LLP is included on page 59.

The Board of Directors Recommends a Vote FOR the Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accountants.

PROPOSAL 3:    ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to provide an advisory stockholder vote to approve the compensation of the Company’s named executive officers, as such compensation is disclosed pursuant to the disclosure rules of the Securities and Exchange Commission. After the Company’s 2011 annual meeting, the Board determined to hold this advisory “say-on-pay” vote every year. Accordingly, the Company is providing its stockholders with the opportunity to cast an advisory vote on the fiscal 2012 compensation of our named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis (the “CD&A”), the compensation tables and other narrative executive compensation disclosures.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the stockholders approve the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and other narrative executive compensation disclosures).”

The Company’s executive compensation program is designed to ensure that the interests of our executive officers are closely aligned with those of our stockholders. Our program continues to be effective in allowing us to attract, motivate and retain highly qualified senior talent who can successfully deliver outstanding business performance, and we compensate them accordingly. Our executives are in high demand from our competitors, including some of the world’s leading retailers. Ensuring the development and retention of our core leadership team is fundamental to our success.

In fiscal 2012, the Company performed extremely well despite continued economic challenges, achieving record-setting sales and profitability performance for our major brands for the third straight year. Our strong performance allowed us to provide significant returns to our stockholders, including an increase in our stock price of 14% and a total return for stockholders of 26%. Our returns to stockholders over the last several years have consistently outperformed our peer companies, the S&P Retailing Index, and the S&P 500 Index:

	Total Stockholder Return
	One Year	Three Year	Five Year
The Company	26%	242%	280%
Our Peer Companies Median	14%	71%	56%
S&P Retailing Index Median	17%	93%	84%
S&P 500 Index Median	16%	56%	35%

We believe in paying for performance, and we believe our performance-based compensation policies provide incentive for the superior performance which contributes to the Company’s success. Our strong performance results for fiscal 2012 resulted in actual compensation that was above targeted levels.

With the goal of providing incentive for continued superior performance, the Compensation Committee of the Board took the following actions during fiscal 2012:

•	Increased short-term performance-based incentive compensation target percentages for each of the named executive officers.

•	Established short-term incentive compensation targets that required significant growth in operating income over the record setting results we achieved in fiscal 2011.

•	Awarded special performance-based restricted stock units designed to incent and retain leaders who are critical to the accomplishment of our financial and strategic goals over the next five years.

•	Established a rigorous performance metric that must be achieved before the named executive officers vest in restricted stock units.

Although the Company achieved strong performance for the 2012 fiscal year, Mr. Wexner’s total direct compensation remained flat relative to fiscal 2011. While the Company achieved increases in sales, operating income and adjusted earnings per share in fiscal 2012 over fiscal 2011, Mr. Wexner’s compensation did not change significantly because of the rigorous performance requirements of our fiscal 2012 long-term and short-term performance-based incentive programs. The chart below shows how the increase in stockholder return (calculated based on the appreciation in value of $100 invested at the beginning of the period, including reinvested dividends) exceeded the rate of increase in CEO pay (as disclosed in further detail in the CD&A) over the last five years:

Although the advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered and will continue to consider the outcome of the vote and feedback received from stockholders when making compensation decisions for named executive officers. We have a policy of robust engagement with stockholders, including continuing outreach to and dialogue with all of our major institutional stockholders. For example, in response to investor feedback received in fiscal year 2011, we have made a number of changes to our compensation program, including:

•	Removing existing tax gross-up provisions contained in employment agreements so that no agreements with any of our named executive officers contain such a provision.

•	Establishing a rigorous performance metric for long term equity incentive awards to drive future performance and further align executive and stockholder interests.

•	Adopted a policy providing that the Company will not issue single trigger equity awards to any of its directors, employees, advisors, consultants or other service providers in the future.

These changes, along with our continued strong performance, were important factors in achieving 93% stockholder support for our 2012 advisory vote on executive compensation. Given the strong support for our executive compensation programs, the Compensation Committee has concluded that a large majority of our stockholders support our existing compensation program.

In summary, fiscal year 2012 was a year of continued strong financial and operational performance for our Company. Our total return to stockholders for fiscal 2012 was 26% and, despite continued economic challenges, we achieved record-setting sales and profitability performance for our major brands. Our performance-based compensation policies incentivized superior performance, which delivered exceptional returns to and created long-term value for our stockholders.

Please refer to the CD&A for a detailed discussion of the Company’s executive compensation principles and practices and the fiscal 2012 compensation of our named executive officers.

The Board Recommends a Vote FOR this Proposal.

PROPOSAL 4:    PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

Background; Governance Considerations

This proposal is being submitted to the Company’s stockholders following a vote at the Company’s 2012 annual meeting on a stockholder proposal addressing the same topic. While last year’s stockholder proposal did not receive sufficient votes to implement the change, it did receive a majority vote. Accordingly, consistent with its strong commitment to the careful consideration of stockholder views and recognizing that there are different perspectives on board classification, the Board of Directors has elected to submit the proposal described below to a stockholder vote.

The Board has evaluated the Company’s classified board structure on numerous occasions to ensure that it is consistent with the best interests of the Company and its stockholders. It also previously submitted a similar amendment for stockholder consideration at the 2009 annual meeting, which did not receive enough support to pass. The Board has consistently determined that a classified board structure provides stability by ensuring that, at any given time, a majority of the directors serving on the Board have substantial knowledge of the Company, its business and its strategic goals. The Board believes that directors who have experience with the Company and deep knowledge about its business and affairs are best positioned to make the fundamental decisions that are key to the Company and its stockholders.

The Board has also concluded that the classified board structure safeguards the Company against the efforts of third parties intent on quickly taking control of, and not paying fair value for, the business and assets of the Company. The classified board structure allows the Board the flexibility, time and leverage to evaluate takeover proposals and negotiate with third parties in order to obtain maximum value for our stockholders.

Indeed, some of our significant stockholders have expressed support for the Company’s classified Board structure. By way of example, on December 14, 2012, the Company received a letter from the United Brotherhood of Carpenters and Joiners of America urging the Company to oppose proposals that would eliminate its classified board and noting that “the Company’s combination of majority voting in uncontested elections and a classified board establishes a governance structure that advances board and management accountability, while protecting long-term corporate and investor value.”

Nevertheless, the Board is aware that other stockholders disagree with this view. These stockholders generally argue that having directors stand for elections annually has the potential to make directors more accountable to stockholders and increase firm value. This proposal reflects the Board’s determination to respect that difference in perspective.

Proposed Amendment

If approved, the proposal would amend the Company’s Certificate of Incorporation (the “Charter”) to provide for the annual election of all directors (the “Amendment”).

The Company’s current Charter divides the Board into three classes that are elected for staggered, three-year terms. If the proposed Amendment is adopted, each director elected or appointed at or before the 2013 annual meeting would continue to serve out his or her three-year terms, but each of the directors elected by stockholders at or after the 2014 annual meeting will be elected to a one-year term. Accordingly, if the Amendment is approved, all directors will be elected on an annual basis beginning at the 2016 annual meeting.

Furthermore, the Company’s current Charter provides that directors may be removed only for cause, and then upon the affirmative vote of 75% of the Company’s stockholders entitled to vote thereon. However, Delaware law provides that the directors of a corporation without a classified board may be removed with or without cause. In order to conform to Delaware law, the proposed Amendment provides that all directors may be removed with or without cause upon the affirmative vote of 75% of the Company’s stockholders entitled to vote thereon, beginning at the 2016 annual meeting.

The text of the proposed Amendment, which would replace Article SIXTH and Article TENTH of the Company’s Charter in their entirety, is attached as Appendix A to this proxy statement.

Required Vote

For the Amendment to become effective, this proposal must receive the affirmative vote of at least 75% of the outstanding shares entitled to vote at this meeting. If the proposal is approved by the required stockholder vote, the Board will take the necessary steps to amend the Company’s Charter as set forth in Appendix A. If the Amendment does not receive this level of stockholder approval, the Amendment will not be implemented and the Company’s current classified board structure will remain in place.

Board Recommendation

The Board continues to believe that the retention of the Company’s classified board structure ensures that its directors maintain a deep knowledge of the Company’s business and affairs and provides directors with leverage to negotiate with third parties regarding takeover offers in order to ensure that they obtain maximum value for the Company’s stockholders. Nevertheless, the Board recognizes that a number of significant stockholders and institutions disagree and also believes that responsiveness to this perspective is an important matter of corporate governance. Accordingly, after careful consideration of the issue in accordance with its fiduciary duties, the Board has determined, in recognition of last year’s vote, to recommend a vote to approve the Amendment.

While the Board believes there is a strong argument to the contrary, the Board has elected to recommend that stockholders vote “FOR” the proposed Amendment in recognition of the stockholder vote at the Company’s 2012 annual meeting.

PROPOSAL 5:    STOCKHOLDER PROPOSAL REGARDING

ACCELERATED VESTING OF EQUITY AWARDS

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, owner of 388 shares of the Company’s Common Stock, has notified the Company that he intends to submit the following proposal at this year’s meeting:

Proposal 5—Limit Accelerated Executive Pay

Resolved: The shareholders ask the board of directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive, provided, however, that our board’s Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive’s termination, with such qualifications for an award as the Committee may determine.

For purposes of this Policy, “equity award” means an award granted under an equity incentive plan as defined in Item 402 of the SEC’s Regulation S-K, which addresses executive compensation. This resolution shall be implemented so as not affect any contractual rights in existence on the date this proposal is adopted.

The vesting of equity pay over a period of time is intended to promote long-term improvements in performance. The link between executive pay and long-term performance can be severed if such pay is made on an accelerated schedule.

This proposal should also be evaluated in the context of our Company’s overall corporate governance as reported in 2012:

GMI/The Corporate Library, an independent investment research firm, had continuously rated our company “D” since 2004! with “High Governance Risk.” Also “Very High Concern” for our director qualifications and “High Concern” regarding our Executive Pay – $19 million for Leslie Wexner and we are not a $100 billion company.

We gave 68% support to the 2011 shareholder proposal to eliminate our regressive 75% voting thresholds to make key improvements to our corporate governance like adopting one-year terms for our directors. Then our management disingenuously put the proposal topic to eliminate the 75% thresholds on our 2012 ballot as a binding proposal and then voted their shares against it so it could not possibly get the 75% vote of all shares outstanding needed for adoption.

Six of our directors each had 10 to 49 years long-tenure and 5 directors were age 73 to 79—succession planning concern. Plus a director at age 79 can now be elected for a 3-year term. Director independence erodes after 10-years. GMI said long-tenure hinders director ability to provide effective oversight. A more independent perspective would be a priceless asset for our directors.

GMI said Mr. Wexner received $4.9 million in short-term incentive pay based on six-month operating seasons. Short-term pay should be based on at least one-year periods; anything less may force our highest paid executives to focus on extreme short-term growth. Moreover, despite his ownership, Mr. Wexner continued to receive time-vesting equity in the form of market-priced stock options. Finally, Mr. Wexner had a potential $51 million entitlement under a change in control.

Please vote to protect shareholder value:

Limit Accelerated Executive Pay—Proposal 5

Our Response—Statement in Opposition to Stockholder Proposal Regarding Accelerated Vesting of Equity Awards

The Board has carefully considered the above proposal and believes that it is not in the best interests of our stockholders. Consequently, the Board recommends a vote AGAINST the proposal.

The Company no longer grants “single trigger” equity awards.

The Compensation Committee of the Board of Directors, which is comprised entirely of independent directors, periodically considers the optimal structure for the Company’s equity incentive programs, including the treatment of equity awards following a change in control of the Company. While prior equity awards included a “single trigger” feature, such that the awards would accelerate upon a change in control, in 2011 the Compensation Committee adopted, and the Company’s stockholders subsequently approved, the 2011 Stock Option and Performance Incentive Plan (the “2011 Plan”), which eliminated this feature. This change reflected the view of the Compensation Committee as to the proper manner of addressing this issue in light of, among other things, evolving market practice and the related corporate governance landscape, and is also consistent with the feedback received from many of the Company’s significant stockholders. In furtherance of this view, on January 31, 2013, the Compensation Committee adopted a policy providing that the Company will not issue “single trigger” equity awards to any of its officers, directors, employees, advisors, consultants or other service providers in the future. Accordingly, the Company does not now, and, pursuant to the aforementioned policy, will not in the future, issue “single trigger” equity awards.

The Company believes that the current structure of its equity incentive program is optimal.

The Compensation Committee has determined, and the full Board of Directors concurs, that the current structure of the Company’s equity incentive program—which does not allow for “single trigger” acceleration, but retains the flexibility to provide for accelerated vesting after a change in control under certain circumstances—is optimal and consistent with the best interests of the Company and its stockholders. For example, the 2011 Plan provides for the issuance of equity awards that automatically vest if the applicable participant is terminated without cause or resigns for good reason within 24 months of a change in control (i.e., it provides for the issuance of equity awards having a “double trigger” vesting condition). The Compensation Committee believes that these limited accelerated vesting provisions further the objectives of our equity incentive program by eliminating the potential misalignment of interest that would occur if our executives were presented with a potential change in control transaction that may be in the best interests of the Company and its stockholders, but which could result in some of our executives being terminated for reasons unrelated to their performance and their unvested equity awards being forfeited. These provisions ensure that our executives will not risk losing their unvested equity awards, and thereby face financial penalty, if they were to pursue such a change in control transaction on behalf of the Company.

The limited accelerated vesting provisions authorized by the 2011 Plan are also important for attracting and retaining key executives. In particular, if these provisions were not present, our senior executives might have less incentive to remain with the Company immediately prior to a potential change in control transaction that could result in such executives being terminated without cause. The departure of senior executives prior to the completion of a potential change in control transaction would deprive the Board of management’s objective input during the transaction, and would severely and adversely affect the Company’s business and operations if the transaction were not completed.

We also believe that the vast majority of our stockholders are in accord. We note that the 2011 Plan adopted by the Compensation Committee was approved by 88.7% of the Company’s stockholders who voted at the 2011 annual meeting, and the compensation awarded to the Company’s named executive officers was approved, on an advisory basis, by 93.3% of the Company’s stockholders who voted at the 2012 annual meeting.

The Compensation Committee should not be restricted from developing a compensation program that reflects market conditions and serves the best interests of the Company and its stockholders.

The Board of Directors believes that the Compensation Committee needs to continue to be in position to develop executive compensation principles and practices that reflect market conditions and which attract, retain and properly incentivize our key executives. A rigid policy such as the one advocated by the proposal would limit the Committee’s ability to design effective and competitive compensation programs that serve the best interests of the Company and its stockholders.

The Board also believes that it should be noted that the proposal contains a number of statements about the Company’s corporate governance and executive compensation practices that are irrelevant to the proposal under consideration. Certain of these statements are misleading, and we urge stockholders to consult the sections entitled “Proposal 1: Election of Directors” and “Compensation-Related Matters” for more information about these topics.

The Board Recommends a Vote AGAINST the Stockholder Proposal Regarding Accelerated Vesting of Equity Awards

COMPENSATION-RELATED MATTERS

Compensation Discussion and Analysis

Executive Summary

The Company’s executive compensation program is designed to ensure that the interests of our named executive officers are closely aligned with those of our stockholders. Our program continues to be effective in allowing us to attract, motivate and retain highly qualified senior talent who can successfully deliver outstanding business performance. This effectiveness is demonstrated by the close alignment of our pay and performance. Our challenging performance targets require outstanding performance, including significant growth in operating income year over year. When our named executive officers successfully perform against these targets, we compensate them accordingly.

In fiscal 2012, we delivered strong operating performance and generated a total shareholder return of 26%. Our performance reflects the third straight year of record-setting sales and profitability performance for our major brands, and exceptional returns for our stockholders. Our performance generated substantial free cash flow which allowed us to return $6.1 billion to stockholders since February 2009, including the payment of $11.00 per share in special dividends and $2.0 billion in share repurchases, demonstrating our commitment to return excess cash to stockholders. This return of cash to stockholders is in addition to the 14% increase in our stock price over the last fiscal year.

An important objective of our compensation program is the retention of executives who are critical to the achievement of our goals. Because of our success, our executives are in high demand from our competitors, including some of the world’s leading retailers. Ensuring the development and retention of our core leadership team is fundamental to our success.

2012: A Year of Continued Strong Performance

The table below shows our sustained strong performance in a challenging and uncertain economic environment:

	FY 2010	FY 2011	FY 2012	Percent Increase
	($ in millions, except per share amounts)			2 Year	1 Year
Net sales	$9,613	$10,364	$10,459	9%	1%
Comparable Store Sales	9%	10%	6%
Operating Income (as reported)	$1,284	$1,238	$1,573	23%	27%
Operating Income (adjusted)[1]	$1,284	$1,546	$1,707	33%	10%
Earnings per Share (as reported)	$2.42	$2.70	$2.54	5%	-6%
Earnings per Share (adjusted)[1]	$2.06	$2.60	$2.92	42%	12%
Dividends per Share	$4.60	$3.80	$5.00	9%	32%
Stock Price at fiscal year end	$28.91	$41.46	$47.25	63%	14%
Total Shareholder Return	76%	58%	26%

[1]

Adjusted operating income and adjusted earnings per share are non-GAAP measurements which present operating income and earnings per share in 2012, 2011 and 2010 on an adjusted basis which removes certain special items that are not indicative of ongoing operations due to their non-recurring and extraordinary nature. The Company uses adjusted financial information as a key performance measure of results for purposes of evaluating performance internally. (Please see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s 2012 Annual Report on Form 10-K, which is being sent with this proxy statement, for reconciliation to measures determined in accordance with GAAP).

In addition to our solid performance on a year-over-year basis, our performance exceeds that of other retailers and general industry. Our returns to stockholders over the last three years have consistently outperformed our peer companies (listed on page 25), the S&P Retailing Index, and the S&P 500 Index:

	Total Shareholder Return
	One Year	Three Year	Five Year
The Company	26%	242%	280%
Our Peer Companies Median	14%	71%	56%
S&P Retailing Index Median	17%	93%	84%
S&P 500 Index Median	16%	56%	35%

Our compensation program provides incentive for our named executive officers to deliver this exceptional performance.

The Relationship between Performance and Pay

For fiscal 2012, our named executive officers’ total direct compensation at target, including base salary, short-term performance-based incentive compensation and equity-based incentives, was strategically positioned above the median when compared to our peer group. Actual performance results for fiscal 2012 were above targeted levels and, as a result, actual compensation was above targeted levels.

The chart below shows how the increase in stockholder return (calculated based on the appreciation in value of $100 invested at the beginning of the period, including reinvested dividends) exceeded the rate of increase in CEO pay (as disclosed in the Summary Compensation Table):

Although there is no formal policy for a specific allocation between short- and long-term, fixed and at-risk, or between cash and non-cash compensation, the Compensation Committee seeks a pay mix that places greater emphasis on performance-based and equity compensation than on base salary. Increased emphasis on short-term, performance-based incentive compensation contributed to the Company’s strong financial performance in fiscal 2012.

The charts below illustrate the fixed and variable compensation components that make up the total direct compensation at target for our CEO and other named executive officers.

With the goal of incenting continued superior performance, the Compensation Committee of the Board took the following actions during fiscal 2012:

•	Increased short-term performance-based incentive compensation target percentages for each of the named executive officers.

•	Established short-term incentive compensation targets that required significant growth in operating income over the record setting results we achieved in fiscal 2011.

•	Awarded special performance-based restricted stock units designed to incent and retain leaders who are critical to the accomplishment of our financial and strategic goals over the next five years.

•	Established a rigorous performance metric that must be achieved before the named executive officers vest in restricted stock units.

At the Compensation Committee’s request, Towers Watson performed an analysis of our performance-based (i) long-term equity and (ii) short-term cash compensation for our named executive officers. We evaluated these two pay components and financial performance across four key measures (operating income, earnings per share, total stockholder return and return on invested capital) relative to our peer group over the relevant time period.

This analysis found that both our long-term equity compensation and long-term financial performance ranked above the 75th percentile of our peer group and both our short-term cash compensation and short-term performance ranked above the 75th percentile of our peer group. Based on these results, the Compensation Committee has determined that the long-term and short-term incentive compensation realized by our named executive officers are aligned with performance and are appropriate based on the competitive market, achievement of performance goals and total returns delivered to our stockholders.

The Role of Stockholder Advisory Vote on Executive Compensation

Although the advisory stockholder vote on executive compensation is non-binding, the Compensation Committee has considered and will continue to consider the outcome of the vote and feedback received from stockholders when making compensation decisions for named executive officers. We have a policy of robust engagement with stockholders, including continuing outreach to and dialogue with our major institutional investors.

In response to investor feedback in fiscal 2011 and fiscal 2012, we made a number of changes to our compensation programs including:

•	Removed existing tax gross-up provisions contained in employment agreements so that no agreements with any of our named executive officers contain such a provision.

•	Added the following provisions to our stock plan:

–	Require a three-year minimum vesting period for full value awards that are based on the passage of time;

–	Require a one-year minimum vesting period for full value awards that are based on performance;

–	Provide that accelerated vesting of awards upon a change in control will no longer be single trigger but will only occur if there is also a termination of employment (double trigger); and

–	Provide for the clawback of outstanding or settled awards in certain circumstances.

•	Adopted a policy providing that the Company will not issue single trigger equity awards to any of its directors, employees, advisors, consultants or other service providers in the future.

•	Strengthened a policy prohibiting directors and officers from engaging in hedging transactions.

•	Significantly expanded disclosure of the considerations, criteria and processes employed by the Compensation Committee to determine the components of CEO compensation.

•	Established a rigorous performance metric for long-term equity incentive awards for our CEO to drive future performance and further align executive and stockholder interests.

These changes, along with performance that resulted in 58% total shareholder return for 2011, were important factors in achieving 93% shareholder support for our 2012 advisory vote on executive compensation. Given the strong support for our executive compensation programs, the Compensation Committee has concluded that a large majority of our stockholders support our existing compensation program. Based on this result and other investor feedback, the one significant change was the extension of the rigorous performance metric for long-term equity incentive awards to now include all restricted stock unit awards to all of our named executive officers.

The Board has adopted a policy of seeking a stockholder advisory vote on executive compensation on an annual basis.

Executive Compensation Philosophy

The Compensation Committee believes that executive compensation programs should be built on a philosophy reflected in clearly articulated guiding principles.

Philosophical Element	Guiding Principles
Pay Level	• Pay competitively and equitably. • Recognize depth and scope of accountability and complexity of responsibility. • Attract and retain superior leaders.

Pay Mix	• Structure total compensation such that a smaller proportion is fixed compensation and a larger proportion is performance-contingent and/or equity-based.

Pay for Performance Orientation

•   Recognize and reward Company, brand and individual performance.

•   Incent achievement of Spring and Fall seasonal goals, reflecting the short-cycle nature of our business by setting targets and paying bonuses twice a year.

•   Create long-term value for stockholders through the consistent achievement of ever present short-term goals.

•   Reward past performance and achieve retention through long-term equity incentive awards.

•   Create wealth-building opportunity over time.

•   Align executive interests with stockholder interests.

•   Require executives to own a significant level of the Company’s Common Stock.

The Market for Talent

Our review of compensation market practice consists of a comparison of the target and actual compensation for each of our named executive officers to publicly available data on base salary, bonus and long-term incentive compensation for executives from our peer group which includes specialty and department store retail organizations and companies with innovative and aspirational brands that have strong emotional content.

Our peer group companies are chosen because of their general similarity to the Company in total revenue, market capitalization, geographic location, business and merchandise focus and/or their competition with the Company for executive talent. It is important that we benchmark our compensation practices primarily against companies with innovative and aspirational brands that have emotional content because our success depends on the unique skills and talent required to create an emotional experience for our customers.

With the assistance of Towers Watson, we review our peer group annually to ensure that it remains appropriate. During our review in 2012, we determined that it was appropriate to remove Fifth and Pacific (formerly Liz Claiborne) from our list of peers due to the significant changes to their business model and reduced size. Below is a list of our peer companies.

Abercrombie & Fitch Co.	The Estee Lauder Companies Inc.	Nordstrom, Inc.
Aeropostale, Inc.	The Gap, Inc.	Ralph Lauren Corporation
American Eagle Outfitters, Inc.	J. C. Penney Company, Inc.	Starbucks Corporation
ANN INC.	Kohl’s Corporation	Target Corporation
Avon Products, Inc.	Macy’s, Inc.	The TJX Companies, Inc.
Coach, Inc.	NIKE, Inc.	Williams-Sonoma, Inc.
DSW, Inc.

Based on 2011 fiscal year results, the Company ranked between the 50th and 60th percentile of this peer group in terms of revenue, net income and market capitalization.

Overview of CEO Pay

Mr. Wexner holds a unique position as the founder of our Company fifty years ago and the creative talent behind our long record of successful brand-building. As the beneficial owner of approximately 17.5% of our outstanding Common Stock, Mr. Wexner is by far the largest single stockholder of the Company. Unlike the typical managerial CEO, his executive compensation is dwarfed by his ownership of the Company’s Common Stock. In addition, Mr. Wexner has never utilized a special voting class of shares to represent his interests. Therefore, in all governance as well as economic respects his interests are in full alignment with those of other stockholders.

Mr. Wexner is a recognized innovator and leader in the retail industry. He expanded the Company’s business portfolio through both invention and acquisition, becoming a leading U.S. retailer with numerous powerful brands and brand extensions. The retail concepts he has created continue to flourish even under the most challenging of environments. His long record of success in leading the Company is unmatched in scope and duration by any other retailer. The Compensation Committee has determined that his significant contributions as the Company’s CEO deserve to be fully reflected in his compensation. For fiscal 2012, the components of the CEO’s pay were as follows:

Element of Compensation	2012 Target	% of Total Direct Compensation	2012 Actual	% of Total Direct Compensation	2011 Actual	% Change (Actual FY 2011 to FY 2012)
Base Salary	$1,924,000	14%	$1,924,000	11%	$1,924,000	0%
Short-Term Performance Based Incentive	3,655,600	28%	4,970,885	27%	4,899,158	1%
Long-Term Equity-Based Incentive	7,696,000	58%	11,287,587	62%	11,418,236	-1%
Total Direct Compensation	13,275,600	100%	18,182,472	100%	18,241,394	0%

Although the Company achieved strong performance for the 2012 fiscal year, Mr. Wexner’s total direct compensation remained flat relative to fiscal 2011. While the Company achieved increases in sales, operating income and adjusted earnings per share in fiscal 2012 over fiscal 2011, Mr. Wexner’s compensation did not change significantly because of the rigorous performance requirements of our fiscal 2012 long-term and short-term performance-based incentive programs.

The largest component of Mr. Wexner’s compensation is long-term performance-based equity that vests over time assuming performance conditions are met. Therefore, equity compensation is not realizable on an annual basis. Further, the value of Mr. Wexner’s long-term equity is dependent on two performance components. The first consists of both qualitative and quantitative financial performance criteria used by the Compensation Committee to determine the size of the award. The second is a forward looking performance objective, achievement of which is required for the award to ultimately vest. More information is provided under the heading “CEO Equity Award Determination” below.

Components of Compensation

The principal elements of our executive compensation programs are base salary, short-term performance-based cash incentive compensation and long-term equity-based incentive compensation. The Compensation Committee continually reviews our executive compensation programs to ensure they reflect our compensation philosophy. The programs are reviewed in relation to market practice considering the scope of each named executive officer’s role and performance.

The Compensation Committee annually reviews a three-year history of all of the components of the named executive officers’ compensation, including salary, short-term incentive compensation, realized and unrealized gains on stock options and restricted stock units, the cost to the Company of all perquisites, benefits earned and accrued under the Company’s non-qualified deferred compensation plan and supplemental executive retirement plan and potential payouts under several potential severance and change-in-control scenarios. Tally sheets including all of the above components were reviewed by the Compensation Committee to assess the reasonableness of the compensation of the named executive officers. Based on this review, the Compensation Committee concluded that compensation levels are reasonable and in the best interests of the Company and its stockholders.

Each component of named executive officer compensation for fiscal 2012 was set in March of 2012 with consideration given to the following accomplishments in fiscal 2011:

•

Increased adjusted operating income (excluding special items) by $262 million to $1.546 billion driven by the strength of our assortments and store selling efforts, coupled with continued disciplined inventory and expense management.

•	Substantially increased operating margins for our brands through increased sales productivity, merchandise margin expansion and expense control.

•	At Victoria’s Secret, sales increased 11% and operating income increased 22%.

•	At Bath & Body Works, sales increased 6% and operating income increased 11%.

•	Managed inventory, ending 2011 down 3% compared to 2010 and our inventory per selling square foot ended 2011 flat compared to 2010.

•	Continued expansion of our brands internationally:

•	Company-owned Victoria’s Secret stores in the United Kingdom;

•	Company-owned Bath & Body Works and Victoria’s Secret stores in Canada;

•	Franchise expansion of Bath & Body Works stores in the Middle East; and

•	Expansion of Victoria’s Secret Beauty and Accessories stores throughout the world.

•	Divested 51% of our third-party apparel sourcing business for pre-tax cash proceeds of $124 million.

•	Generated cash flow from operations of $1.266 billion in 2011 and ended the year with $935 million in cash.

•

Returned over $2.3 billion to our shareholders through special dividends, share repurchases and our ongoing regular dividends and increased in our first quarter 2012 common stock dividend from $0.20 to $0.25 per share.

Base Salary

The Compensation Committee oversees the evaluation process and compensation structure, including the base salary for named executive officers other than Mr. Wexner (whose compensation is set by the Compensation Committee). In determining base salary adjustments, the Compensation Committee considers the scope and responsibility of the officer’s position, total Company and brand performance, the officer’s overall performance and future potential and the level of overall compensation paid by competitors for comparable positions. Individual performance is measured against the following factors: seasonal and annual business goals; brand strategy execution and business growth goals; recruitment and development of leadership talent; and commitment to living the values of the Company. These factors are considered subjectively in the aggregate, and none of these factors is assigned a formula weight.

For the fourth straight year no change was made to the base salary for Mr. Wexner. Each of the other named executive officers received base salary increases in recognition of their contributions to the continued success of the Company.

	2012 Base Salary ($)	2011 Base Salary ($)	% Increase
Mr. Wexner	1,924,000	1,924,000	0.0%
Ms. Turney	1,400,000	1,300,000	7.7%
Mr. McGuigan	950,000	900,000	5.5%
Mr. Coe	825,000	800,000	3.1%
Mr. Burgdoerfer	800,000	750,000	6.7%

Short-Term Performance-Based Incentive Compensation

Our short-term performance-based incentive compensation program for named executive officers provides for incentive payments for each six-month operating season, reflecting the seasonal nature of our business. These incentive payments are based on the attainment of pre-established objective financial goals and are intended to motivate executives to work effectively to achieve financial performance objectives and reward them when objectives are met and results warrant. It is our belief and experience that by achieving our short-term goals season after season, we create long-term value for our stockholders. These incentive payments are paid in cash, unless the executive elects to defer a portion and/or to receive a portion in Common Stock as discussed below.

The target short-term performance-based incentive compensation opportunity for each eligible executive is set at a percentage of base salary. The amount earned can range from zero to double the target incentive, based upon the extent to which the pre-established financial goals are achieved or exceeded. Consistent with our focus on performance-based compensation, for fiscal 2012, the Compensation Committee approved an increase in the short-term performance-based incentive compensation target percentages for each of the named executive officers:

	Fiscal 2012 Target Incentive	Fiscal 2011 Target Incentive
Mr. Wexner	190%	185%
Ms. Turney	180%	170%
Mr. McGuigan	125%	110%
Mr. Coe	110%	90%
Mr. Burgdoerfer	125%	120%

The pre-established objective financial targets under this program for fiscal 2012 were based on operating income, subject to adjustments for extraordinary items pursuant to the 2011 Cash Incentive Compensation Performance Plan and approved by the Compensation Committee. Operating income is used because it is a performance measure over which executives can have significant impact and is also directly linked to the Company’s long-range growth plan and to performance that drives stockholder value.

For executives that have enterprise-wide responsibility, targets are based 80% on a weighted average of the percentage achievement of major brand operating income targets and 20% on total Company operating income.

Named Executive Officer	Short-Term Performance Incentive Target Weighting and Metric
Mr. Wexner	80% weighted average of major brand performance: 65% Victoria’s Secret operating income
Mr. Burgdoerfer	25% Bath & Body Works operating income
Mr. McGuigan	10% Mast Global and International operating income
(Fall season)	20% total Company operating income
Mr. McGuigan	65% Mast Global operating income
(Spring season)	35% weighted average of major brand performance
Ms. Turney	100% Victoria’s Secret operating income
Mr. Coe	100% Bath & Body Works operating income

The Compensation Committee sets operating income targets at the beginning of each six-month season based on an analysis of historical performance, income expectations for that brand, financial results of other comparable businesses and progress toward achieving our strategic plan.

In fiscal 2012, the Compensation Committee set targets that challenged our named executive officers to achieve outstanding performance in an uncertain economic environment and provided incentive to maximize sales and manage expenses. These targets represented significant growth in operating income over the record setting results we achieved in fiscal 2011. The targets were designed to reflect stretch performance that was achievable based on operating plans and to not encourage our named executive officers to take inappropriate risks.

	Fiscal 2012 Spring Season		Fiscal 2012 Fall Season[2]
	Operating Income Target	Actual Performance[1]	Operating Income Target	Actual Performance[1]
Total Company	$546 million	$602 million	$1,044 million	$1,104 million
Victoria’s Secret	522 million	542 million	683 million	655 million
Bath & Body Works	133 million	149 million	428 million	457 million
Mast Global	56 million	73 million	105 million	126 million

[1]

Actual performance presents operating income on an adjusted basis which removes certain special items which are not indicative of Company ongoing operations due to their non-recurring and extraordinary nature. The Company uses adjusted financial information as key performance measures of results for purposes of evaluating performance internally, which may not correspond to amounts reported externally.

[2]	Fall season reflects operating income over 27 weeks

Threshold performance levels are set ranging from approximately 85% to 90% of target. Maximum performance levels are set ranging from approximately 105% to 120% of target.

Actual payouts based on the above performance for fiscal 2012 are set forth below and in the “Non-Equity Incentive Plan Compensation” column of the 2012 Summary Compensation Table.

				Total Fiscal 2012 Incentive Payout
	Fiscal 2012 Target Incentive	Fiscal 2012 Spring Incentive Payout	Fiscal 2012 Fall Incentive Payout	Total Payout	% of Target
Mr. Wexner	$3,655,600	$2,270,859	$2,700,026	$4,970,885	136%
Ms. Turney	2,520,000	1,333,584	1,094,688	2,428,272	96%
Mr. McGuigan	1,187,500	875,900	877,088	1,752,988	148%
Mr. Coe	907,500	726,000	953,420	1,679,420	185%
Mr. Burgdoerfer	1,000,000	621,200	738,600	1,359,800	136%

Executives who elect to receive up to 25% of their short-term performance-based incentive compensation in the form of our Common Stock will also receive a matching restricted stock unit grant of 25% of the amount the executive elected to receive in Common Stock, (i.e. a match of up to 6.25%), which will cliff vest in full at the end of three years, subject to continued employment.

Long-Term Performance-Based Incentive Compensation

Our equity-based long-term performance incentive program rewards past performance and encourages future performance with a challenging performance requirement. In addition, our long-term performance-based incentive program is designed to directly create stockholder value as the ultimate value realized of equity awards is determined by the stock price upon exercise or vesting. Furthermore, the time and performance vesting requirements of our long-term equity compensation substantially increase the likelihood that we will be able to retain top performers.

In determining the size of each named executive officer’s fiscal 2012 equity award, the Compensation Committee considers individual performance, each officer’s contribution to the success of the 2011 fiscal year while also taking into account competitive practice, the Company’s overall budget for equity compensation expense and stockholder dilution.

In fiscal 2012, the Compensation Committee determined that is was in the best interest of the Company and our stockholders to grant one-time, performance-based and time-vested restricted stock unit awards to each of the named executive officers, other than Mr. Wexner. This decision was based on an evaluation of the retentive value of unvested, outstanding stock awards and the criticality of each executive’s role in the achievement of our aggressive sales, operating income and earnings per share growth goals. The performance-based aspect of these awards will be earned only if the rigorous performance criteria described below are attained. Because these awards are intended to enhance retention and incent long-term performance, the Compensation Committee considers them compensation over the five-year vesting period and not a recurring part of each named executive officer’s annual compensation for fiscal 2012.

Below is a summary of the one-time and annual performance-based restricted stock unit awards and stock options awarded in fiscal 2012:

	Value of One-Time Performance- Based Restricted Stock Unit Award	Value of Annual Performance- Based Restricted Stock Unit Award	Value of Annual Stock Option Award	Total FY 2012 Equity Award Value
Mr. Wexner	$—	$8,605,824	$2,681,763	$11,287,587
Ms. Turney	16,378,077	3,343,861	1,161,964	20,883,902
Mr. McGuigan	3,025,366	1,350,446	450,553	4,826,365
Mr. Coe	1,501,255	562,980	195,622	2,259,857
Mr. Burgdoerfer	2,001,713	1,091,818	379,407	3,472,938

Note: The equity award for Mr. Wexner is determined on a different basis than that of our other named executive officers. Mr. Wexner’s award is described in detail below.

Stock Options

Stock options generally comprise 25% of the value of each executive’s annual equity-based long-term incentive opportunity award. Stock options are awarded to align executive interests with stockholder interests by creating a direct link between compensation and stockholder return and to help retain executives. Stock options granted to each named executive officer vest over five years, subject to continued employment. The exercise price for these options is equal to the closing price of the underlying Common Stock on the grant date.

Performance-Based Restricted Stock Units

Performance-based restricted stock units generally comprise 75% of the value of each executive’s annual equity-based long-term incentive opportunity award. Performance-based restricted stock units are awarded to provide incentive for achievement of key performance metrics (through the performance requirement), align executive rewards with those realized by stockholders (through the market value of our stock), retain superior executive talent (through the time vesting requirements) and reward exceptional individual performance (through the annual determination of the size of the award).

In order for both the annual and one-time performance-based restricted stock units to vest, the Company’s cumulative adjusted operating income, as a percentage of cumulative sales, must be in the top one-third of the S&P Retailing Index (also determined on a cumulative and adjusted basis) beginning with the fiscal year of the award through the fiscal year immediately preceding each vest date. To the extent any tranche of the award that is eligible for vesting based on Company performance does not vest in any fiscal year, such tranche may vest in future years, subject to satisfaction of the prescribed cumulative performance measure.

Performance-based restricted stock units granted to our named executive officers are eligible to vest over five years, with 20% eligible to vest on each of the second and third anniversaries of the grant date, and 30% on each of the fourth and fifth anniversaries, in each case subject to the performance measures being satisfied and continued employment.

Time-vested restricted stock units are awarded to executives as a match upon an executive’s election to receive a portion the executive’s short-term performance-based incentive compensation in Common Stock, rather than cash, and as deemed appropriate by the Compensation Committee. Such awards typically vest after three years.

Equity Award Mechanics

Equity awards are dated effective the date of grant unless the grant occurs before the hire or other relevant effective date, in which case, the later date applies.

In connection with the payment to stockholders of extraordinary cash dividends on September 7, 2012 and December 26, 2012, pursuant to the terms of our equity plan, we equitably adjusted (i) the number of shares available for grant under the 2011 Stock Option and Performance Incentive Plan (2011 Plan) as well as (ii) outstanding awards under the 1993 Stock Option and Performance Incentive Plan (1993 Plan) and the 2011 Plan (which, in the case of options, included adjustments to both the number of shares of Common Stock covered by the option as well as the exercise price).

CEO Equity Award Determination

Beginning with the 2010 fiscal year, the Compensation Committee implemented an annual process in which Mr. Wexner’s equity grant would be a “split grant” delivered in two parts—one in March at the same time other senior executives receive equity grants, and one in the following January when Mr. Wexner’s and company performance can be substantially determined for the fiscal year. Mr. Wexner’s total annual equity grant value, including both the March and January grants, is targeted at 4.0 times his base salary, and the value can range between 1.6 times to 8.0 times his base salary, depending on individual and Company performance.

The total value of the equity compensation awarded to Mr. Wexner is based on pre-established Company and individual performance factors described below and is designed to further align with stockholder interests. The Compensation Committee seeks to ensure that the objective performance measures for both the March and January performance-based restricted stock units satisfy the requirements for tax deductibility under Code Section 162(m) while the performance considerations described below determine the size of the overall grant.

The table below outlines the split of Mr. Wexner’s equity grant and its timing of delivery:

	Award Guideline as a Multiple of Base Salary	Award Structure	Considerations

March	1.6	• 75% Performance-based RSUs • 25% Stock Options Each of the above vests over five years	• A “baseline award”. • Below market competitiveness. • Performance metric designed to provide incentive to maximize operating income and outperform other retailing companies.

January	0 to 6.4	• 75% Performance-based RSUs • 25% Stock Options • Each of the above vests over five years

•   Size of the award determined based on qualitative as well as financial measurements.

•   Target value is 2.4 times base salary based on performance at the “Meets Objectives” level. When combined with the March grant, total value at target is 4.0 times base salary.

•   Performance metric designed to provide incentive to maximize operating income and outperform other retailing companies.

The composition of each award—March and January—is described further below.

March 2012 Award

The value of the March equity grant is set below the competitive market at a value of approximately 1.6 times Mr. Wexner’s base salary. This grant is intended to provide a baseline award. The Compensation Committee awarded Mr. Wexner an equity grant in March 2012 with a value of $2.8 million. This award was delivered 75% in the form of performance-based restricted stock units and 25% in the form of stock options.

The performance measure applicable to Mr. Wexner’s restricted stock unit grant requires that the Company’s cumulative adjusted operating income, as a percentage of cumulative sales, must be in the top one-third of the S&P Retailing Index (also determined on a cumulative and adjusted basis) beginning with the year of the award through the fiscal year immediately preceding each vest date. The outcome of such performance measure will be subject to review by an independent registered public accounting firm. To the extent any tranche of the award that is eligible for vesting based on Company performance does not vest in any fiscal year, such tranche may vest in future years, subject to satisfaction of the prescribed performance measure.

Performance-based restricted stock units are eligible to vest over five years, with 20% eligible to vest on the second and third anniversaries of the grant date, and 30% on the fourth and fifth anniversaries, in each case subject to the performance measures being satisfied and continued employment. Stock options vest on the same five year schedule as restricted stock units and are also subject to continued employment.

January 2013 Award

The January equity grant is intended to recognize financial, strategic and operational performance for the fiscal year with a value ranging from zero to a multiple of 6.4 times Mr. Wexner’s base salary, as determined by the Compensation Committee based on the performance considerations outlined below. These objectives were established as a component of management’s and Mr. Wexner’s annual performance scorecard. As the fiscal year draws to a close, the Compensation Committee carefully and thoroughly assesses both Mr. Wexner’s performance and the Company’s performance, considering these objectives, and if deemed appropriate following such assessment, awards Mr. Wexner a performance-based equity grant in January.

The range in values for the January grant, if any, is determined based on a benchmark of equity grant values of CEOs in our peer group. The top of the range (a multiple of 6.4 times base salary) has been strategically positioned so that if all qualitative, objective and financial performance targets for the year are exceeded, Mr. Wexner’s equity grant value would be at the top of our peer competitors. Conversely, if performance is below targeted levels, Mr. Wexner’s equity grant value would be below the median of the peer group. At the “Meets Objectives” level Mr. Wexner’s equity award would generally reflect the median of our peers. Factors other than performance against financial targets are considered by the Compensation Committee in determining the size of Mr. Wexner’s long-term equity grant. Such factors include leadership talent development, the identification and development of new business opportunities, and success in fostering a productive culture. These non-financial performance factors are used to adjust the base provided by financial performance to determine the size of the grant. In addition, once the size of the grant is determined, the Compensation Committee imposes rigorous performance metrics that the Company must achieve over the vesting period in order for Mr. Wexner to vest in the grant.

Performance Considerations	Value of January Equity Grant
Income, strategic business and personal objectives not met	No equity grant
Income objectives met at target for both the spring and fall seasons, achievement of strategic business objectives, personal, leadership development and recruiting and retention objectives met	2.4 times base salary
Income objectives exceeded for both the spring and fall seasons, strategic business objectives exceeded, personal, leadership development and recruiting and retention objectives exceeded	Up to 6.4 times base salary

In January 2013, the Compensation Committee awarded Mr. Wexner an equity grant with a reported value of $8.5 million based on the performance of the Company and his role and leadership in its accomplishments for the current fiscal year (with no particular weighting or formula), including:

•	Maximizing the profitability of our core brands through increased sales, careful inventory management and improved execution;

•	Expansion of company owned operations outside the United States;

•	Accomplishment of talent and cultural objectives;

•	Implementation of infrastructure and systems to enhance productivity and enable future growth; and

•	Optimization of capital structure.

The January award was delivered 75% in the form of performance-based restricted stock units and 25% in the form of stock options. The performance measure applicable to Mr. Wexner’s January 2013 restricted stock unit grant is similar to the measure described above for Mr. Wexner’s March award beginning with the 2013 fiscal year.

As previously noted, the largest component of Mr. Wexner’s compensation is long-term performance-based equity that vests over time, assuming performance conditions are met, and, therefore, is not realizable on an annual basis. Further, the ultimate value, if any, is dependent on future performance.

Retirement and Other Post-Employment Benefits

The Compensation Committee has determined that, in addition to short- and long-term compensation, it is important to provide our named executive officers with competitive post-employment benefits. Post-employment benefits consist of two main types—qualified and non-qualified defined contribution retirement plan benefits and termination benefits. Retirement plan benefits and termination benefits are important components in a well-structured named executive officer compensation package, and the Compensation Committee seeks to ensure that the combined package is competitive at the time the package is negotiated with each named executive officer.

Retirement Plan Benefits

The Company sponsors both a tax-qualified defined contribution retirement plan and an unfunded non-qualified defined contribution supplemental retirement plan. Participation in the qualified plan is available to associates who meet certain age and service requirements. Participation in the non-qualified plan is made available to associates who meet certain age, service, job level and compensation requirements. Our named executive officers participate in both plans.

The qualified plan permits participating associates to elect contributions up to the maximum limits allowable under the Code. The Company matches associates’ contributions according to a predetermined formula and contributes additional amounts based on a percentage of the associates’ eligible annual compensation and years of service. Associates’ contributions and Company matching contributions to the qualified plan vest immediately. Additional Company contributions and the related investment earnings are subject to vesting based on years of service.

The non-qualified plan is an unfunded plan which provides benefits beyond the Code limits for qualified defined contribution plans. The Company does not set aside assets in a trust or otherwise to fund liabilities of the non-qualified plan. Assets that may be used to satisfy such liabilities are general assets of the Company, subject to the claims of the Company’s creditors.

The non-qualified plan permits participating associates to elect contributions up to a maximum percentage of eligible compensation. The Company matches associates’ contributions according to a predetermined formula and contributes additional amounts based on a percentage of the associates’ eligible compensation and years of service. These Company contributions are taxable for Medicare and certain local taxes. The Company provides reimbursement payments to all plan participants, including the named executive officers, to offset this liability. Payments are not grossed up and are taxable to the participant. The value of this benefit, to the extent utilized by our named executive officers, is disclosed below in footnote (6) to the 2012 Summary Compensation Table. The plan also permits participating associates to defer additional compensation up to a maximum amount which the Company does not match.

Associates’ contributions to the non-qualified plan and the related interest accruals vest immediately. Company contributions and credits to the non-qualified plan and the related interest are subject to vesting based on years of service. Associates generally may elect in-service distributions for the unmatched deferred compensation component only. The remaining vested portion of associates’ accounts in the plan will be distributed upon termination of employment in either a lump sum or in equal annual installments with interest over a period of up to 10 years, as elected by the associate.

Associates’ accounts are credited with interest using a rate determined annually based on the long-term Applicable Federal Rate published by the Internal Revenue Service. In general, the rate is set at what is considered “above market” as defined by SEC guidelines. This rate is appropriate based on the fact that unfunded associate contributions to the plan reduce the borrowing needs of the Company, and this rate is lower than the interest rate which the Company would pay to borrow long-term debt.

Termination Benefits: Severance Agreements and Change in Control Agreements

The Compensation Committee believes that severance and change in control arrangements have value as part of a comprehensive compensation philosophy. For example, severance agreements provide protection for prospective executives who may forego significant bonuses and equity awards at the companies they are leaving or who face relocation expenses and family disruption. Generally, executives are not willing to accept such risks and costs without protection in the event their employment is terminated due to unanticipated changes, including a change in control. Additionally, executives often look to severance agreements to provide protection for lost professional opportunities in the event of a change in control and consequently assign significant value to them.

Due to his unique role as the founder of the Company, Mr. Wexner is not covered by a severance or change in control agreement. However, consistent with the treatment for all stock plan participants under the terms of both our 1993 Plan and our 2011 Plan, all of Mr. Wexner’s unvested stock options and restricted stock units will become vested upon death. Subject to the achievement of pre-established performance conditions, upon retirement or disability, restricted stock units will vest pro-rata based on the fraction of whole months worked from the grant date over the full vesting period (i.e., one-third will vest if twelve full months are completed from the grant date for a grant that would otherwise vest 100% three years from the grant date). In the event of a change in control, all awards granted under the 1993 Plan will become vested and awards granted under the 2011 Plan will become vested if Mr. Wexner’s employment is terminated other than for cause within 24 months of the change in control.

We have entered into severance and change in control agreements with all of our named executive officers other than Mr. Wexner as noted above. The benefits payable under these arrangements in certain circumstances are disclosed below under the heading “Estimated Post-Employment Payments and Benefits.” These agreements generally provide that, if we fail to extend the executive’s agreement or terminate the executive’s employment without cause, or if the executive terminates his or her employment for good reason, the executive will continue to receive his or her base salary for one year after the termination date. If the executive agrees to a general release of claims against the Company, the executive will also be entitled to receive an additional year of salary continuation, the amount of incentive compensation that the executive would have otherwise received during the first year after termination and, subject to the achievement of pre-established performance conditions, pro-rata vesting of unvested restricted stock units.

In connection with a change in control of the Company, in the event that the executive’s employment is terminated either by us without cause or by the executive for good reason, subject to the executive’s execution of a general release of claims against us, the executive would be entitled to a severance benefit equal to two times the executive’s base salary, plus an amount equal to the sum of the executive’s four previous semi-annual payouts under our short-term performance-based incentive compensation plan, together with a pro-rata amount for the short-term incentive compensation performance period in which the executive’s employment terminated. In addition, awards granted under the 1993 Plan will become vested and awards granted under the 2011 Plan will become vested if the executive’s employment is terminated other than for cause within 24 months of the change in control. During fiscal 2011, Ms. Turney’s and Mr. Burgdoerfer’s employment agreements were amended to remove the provision for tax reimbursement payments in the event any “parachute” excise tax is imposed on payments made in connection with a change in control. Consequently, none of our named executive officers is entitled to a tax gross-up upon a change in control. It is the Company’s policy not to enter into any new arrangements providing for change in control excise tax gross-up payments.

Additional tabular disclosure of certain termination benefits is set forth below under the heading “Retirement and Other Post-Employment Benefits.”

Perquisites

We provide our named executive officers with minimal perquisites that the Compensation Committee has determined are reasonable and in the best interests of the Company and its stockholders. These perquisites include the reimbursement of financial planning costs of up to $15,000 and payment of life insurance policy premiums for Ms. Turney. We do not provide “gross-up” payments in the event of a change in control.

The Board of Directors has approved a security program (the “Security Program”) that provides security services to Mr. Wexner and his family. These security measures are required for the benefit of the Company and are appropriate given the risks associated with Mr. Wexner’s position. We periodically hire a third party to review our Security Program to verify that a bona fide business oriented security concern exists and that the Security Program costs are reasonable and consistent with these concerns. The Security Program requires Mr. Wexner to use corporate provided aircraft, or private aircraft that is in compliance with the Security Program, whether the purpose of the travel is business or personal.

The cost of security services which are not business related have been reimbursed to the Company by Mr. Wexner. In addition, to the extent that corporate provided aircraft is used by Mr. Wexner or any executive officer for personal purposes, he or she has reimbursed the Company based on the greater of the amount established by the IRS as reasonable for personal use or the aggregate incremental cost associated with the personal use of the corporate owned aircraft as determined by an independent, third party aircraft costing service.

Common Stock Ownership Guidelines

The Compensation Committee strongly encourages stock ownership of shares of Common Stock by the Company’s named executive officers. Our named executive officers are subject to minimum stockholding guidelines. Any individual promoted or hired into a position subject to these guidelines will have a five-year period in which to meet the stock ownership requirements. The stockholding requirements reflect the value of Common Stock held and can be met through direct or beneficial ownership of Common Stock, including shares of Common Stock held through the Company’s stock and retirement plans. In addition to aligning the interests of our named executive officers with those of our stockholders, the stock ownership guidelines promote a long-term focus and discourage inappropriate risk-taking.

The minimum guideline for the CEO is ownership of Common Stock with a value of five times his base salary. As the beneficial owner of 17.5% of the Company’s Common Stock, Mr. Wexner’s ownership far exceeds this minimum requirement.

The minimum guideline for the other named executive officers is ownership of Common Stock with a value of three times his or her base salary. All of the named executive officers have a beneficial ownership interest in shares of Common Stock with a value in excess of the ownership guidelines as of the end of the 2012 fiscal year.

In addition to stock ownership guidelines for executives, after four years of membership on the Board, members of our Board of Directors must maintain ownership of at least the number of shares of Common Stock received as Board compensation over the previous four years. All members of our Board are in compliance with this policy or are on track to meet this requirement within four years of membership on the Board.

Recovery of Compensation Awards

We would seek to recover, under the relevant provisions of the Sarbanes-Oxley Act, previously awarded bonuses or equity-based compensation or profits in the event of a restatement of financial or other performance results.

Tax Deductibility

The Compensation Committee generally seeks to structure executive compensation in a tax efficient manner. The 2011 Cash Incentive Compensation Performance Plan and the 2011 Plan are intended to qualify payments under the Company’s performance-based cash incentive compensation program and equity-based incentive program, respectively, for tax deductibility under Code Section 162(m). The Compensation Committee has not elected to adopt a policy requiring all compensation to be tax deductible to maintain flexibility in structuring executive compensation to attract highly qualified executive talent and to further our business goals and compensation philosophy.

Compensation Governance

Our executive compensation program is overseen by the Compensation Committee of the Board. Compensation Committee members are appointed by our Board and meet the independence and other requirements of the NYSE and other applicable laws and regulations. Compensation Committee members are selected based on their knowledge and experience in compensation matters from their professional roles and their roles on other boards.

As part of its self-evaluation process, the Compensation Committee considers best practices and compliance with the highest governance standards. During fiscal 2012, the Compensation Committee continued its work to enhance communication with the Board and maximize its effectiveness. The role of the Compensation Committee and information about its meetings are set forth elsewhere in this proxy statement.

The Compensation Committee participated in the preparation of the Compensation Discussion and Analysis and recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee’s charter is available on our website at http://www.limitedbrands.com.

Committee Meetings and Delegation

Company management, including the Executive Vice President of Human Resources and the Senior Vice President of Talent Management and Total Rewards, generally prepare the materials for and attend Compensation Committee meetings, along with the Corporate Secretary who records the minutes of the meeting, the General Counsel and the Chief Financial Officer. Management, including the CEO, do not play a role in recommending CEO compensation. The Compensation Committee regularly meets in executive session without management present.

The Compensation Committee may delegate its authority to subcommittees or the Chair of the Compensation Committee when it deems appropriate and in the best interests of the Company. In accordance with its charter, the Compensation Committee has delegated to our Executive Vice President of Human Resources the authority to make stock awards in accordance with the Company’s stock incentive plan with a value up to $400,000 in any year to any associate who is not a Section 16 officer of the Company or a senior leadership team member.

Compensation Consultant

As permitted by its charter, the Compensation Committee retained Towers Watson as its independent executive compensation consultant to assist in its evaluation of CEO and executive officer compensation levels, severance arrangements and program design. The Compensation Committee, considering recommendations from our management team, determines the work to be performed by the consultant. The consultant works with management to gather data required in preparing analyses for Compensation Committee review.

Specifically, the consultant provides the Compensation Committee with the following services, including but not limited to:

•	market trend information allowing the Committee to stay abreast of changing market practices;

•	data and recommendations to enable the Compensation Committee to make informed decisions;

•	program design assistance, including the January 2013 stock award for Mr. Wexner;

•	analysis on the alignment of pay and performance;

•	consultation on our executive compensation strategy and peer group selection; and

•	assistance in preparation of this disclosure.

In addition to the services provided at the request of the Compensation Committee, a separate division of Towers Watson provides a call center tracking system for which we pay quarterly software usage fees, aggregating less than $120,000 annually. The Compensation Committee has determined that the provision of this work by Towers Watson is not material and does not impair the independence and objectivity of advice provided to the Compensation Committee on executive compensation matters.

The Compensation Committee has the sole authority to retain and terminate any independent executive compensation consultant. To that end, it periodically evaluates the performance and independence of Towers Watson. As part of its independence evaluation the Compensation Committee:

•

Requires that the Company regularly inform the Compensation Committee of all work provided or to be provided by the consulting firm and its affiliates to the Company in addition to the executive compensation services provided to the Compensation Committee;

•

Reviews all bills rendered by the Towers Watson to the Company for services provided to both the Company and the Compensation Committee, noting that such fees are insignificant relative to the firm’s total revenue;

•	Reviews Towers Watson’s conflict of interest policy;

•	Determines whether Towers Watson owns any Common Stock;

•

Assesses whether there are any business or personal relationships between Towers Watson (or its employees who provides services to the Compensation Committee) and the members of the Compensation Committee or the executive officers of the Company that may create a conflict of interest; and

•	Considers any other factors that may be relevant to determining whether Towers Watson is subject to a conflict of interest.

Based on this evaluation, the Compensation Committee believes that there are no conflicts of interest that could impair Towers Watson’s ability to provide independent, objective advice to the Compensation Committee regarding executive compensation matters.

Conclusion

In summary, fiscal 2012 was a year of continued strong financial and operational performance for our Company. We continue to deliver exceptional returns and are committed to creating long-term value for our stockholders. As we have demonstrated in the above disclosure, our pay levels and programs are highly aligned with the performance of the Company. Our expectations for outstanding performance were reflected in challenging performance targets that required significant growth in operating income over the record setting results we achieved in fiscal 2011 and when we deliver above target results, our executives receive above target compensation.

Based on the above, we recommend stockholders vote “FOR” our executive compensation program.

2012 Summary Compensation Table

The following table sets forth information concerning total compensation earned by or paid to our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers during the fiscal year ended February 2, 2013 (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($) (1)(2)(3) (4)(5)(6)
Leslie H. Wexner	2012	$1,924,000	$0	$8,605,824	$2,681,763	$4,970,885	$372,927	$677,571	$19,232,970
Chairman of the Board, CEO	2011	$1,924,000	0	8,822,133	2,596,103	4,899,158	339,918	649,172	19,230,484
	2010	1,924,000	0	8,658,055	2,988,313	6,302,351	323,871	311,900	20,508,490

Sharen J. Turney	2012	1,380,769	0	19,721,938	1,161,964	2,428,272	207,645	717,109	25,617,697
President/CEO, Victoria’s Secret	2011	1,290,385	0	3,266,112	1,075,458	3,051,568	181,168	730,224	9,594,915
	2010	1,250,000	0	870,856	299,939	3,998,400	163,204	485,799	7,068,198

Charles C. McGuigan(7)	2012	940,385	0	4,375,812	450,553	1,752,988	45,755	387,911	7,953,404
President/CEO, Mast Global	2011	891,923	0	2,027,810	638,175	1,800,018	31,624	347,252	5,736,802

Nicholas Coe(7) President/CEO, Bath & Body Works	2012	820,192	0	2,064,235	195,622	1,679,420	748	54,516	4,814,733

Stuart B. Burgdoerfer	2012	790,385	0	3,093,531	379,407	1,359,800	25,621	312,913	5,961,657
Executive Vice President, Chief Financial Officer	2011	745,192	0	1,076,722	354,534	1,238,760	18,119	313,011	3,746,338
	2010	725,000	0	548,145	173,964	1,492,761	11,708	232,541	3,184,119

(1)

Performance-based incentive compensation bonuses are disclosed in this table under the Non-Equity Incentive Plan Compensation column. None of our named executive officers received a nonperformance-based award in fiscal 2012.

(2)

The value of stock and option awards reflects the aggregate grant date fair value, excluding estimated forfeitures, computed in accordance with Accounting Standards Codification (“ASC”) Topic 718 Compensation—Stock Compensation, for each award. Stock options are valued using the Black-Scholes option pricing model. See Note 20 to the Company’s financial statements filed in the Company’s 2012 Annual Report on Form 10-K for the related assumptions for stock options granted during the 2012, 2011 and 2010 fiscal years and for a discussion of our assumptions in determining the aggregate grant date fair value of these awards. Awards vest over time and, therefore, are not realizable on an annual basis nor is the ultimate value determinable without reference to future performance.

(3)

Stock and option awards were granted to each named executive officer under the Company’s amended and restated 1993 Plan and the 2011 Plan. Awards are long-term compensation, vesting over periods from three to five years and are not realizable on an annual basis.

(4)

Represents the aggregate of the non-equity performance-based incentive compensation for the applicable fiscal Spring and Fall selling seasons. Incentive compensation targets are set based on a percentage of base salary and are paid seasonally based on the achievement of operating income results. The following table illustrates the amount of the compensation paid in cash, stock and voluntarily deferred:

	Paid in Cash ($)	Paid in Stock ($)	Deferred Cash ($)	Deferred Stock ($)	Total ($)
Mr. Wexner	$4,889,884	$0	$81,001	$0	$4,970,885
Ms. Turney	2,355,424	0	72,848	0	2,428,272
Mr. McGuigan	1,698,952	0	54,036	0	1,752,988
Mr. Coe	1,630,389	0	49,031	0	1,679,420
Mr. Burgdoerfer	1,317,994	0	41,806	0	1,359,800

(5)

The Company does not sponsor any tax-qualified or non-qualified defined benefit retirement plans. For fiscal 2011, the amounts shown represent the amount by which earnings, at a rate equivalent to 5.55% compounded monthly on each named executive officer’s non-qualified deferred compensation account balance, exceeds 120% of the applicable federal long-term rate.

(6)	The following table details all other compensation paid to each named executive officer during our last fiscal year:

	Financial planning services provided to executive ($)	Life insurance premiums paid on executive’s behalf ($)	Cash payout of fractional shares due to special dividend stock award adjustment ($)	Company contributions to the executive’s qualified and non-qualified retirement plan account ($)(a)	Total ($)
Mr. Wexner	$0	$0	$798	$676,773	$677,571
Ms. Turney	9,500	7,730	483	699,396	717,109
Mr. McGuigan	3,391	0	462	384,058	387,911
Mr. Coe	0	0	115	54,401	54,516
Mr. Burgdoerfer	9,500	0	427	302,986	312,913

(a)

Includes payment to offset Medicare and certain local taxes on the Company’s contributions to the non-qualified retirement plan account in the amount of $25,872, $29,785, $13,938, $1,091 and $10,783 for Mr. Wexner, Ms. Turney, Messrs. McGuigan, Coe and Burgdoerfer, respectively. These payments are fully taxable to the named executive officer and are not grossed-up.

(7)

Mr. McGuigan was not a named executive officer for fiscal 2010 and Mr. Coe was not a named executive officer for fiscal 2010 or fiscal 2011, therefore their compensation is not disclosed for those years.

Grants of Plan-Based Awards for Fiscal 2012

The following table provides information relating to plan-based awards and opportunities granted to the named executive officers during the fiscal year ended February 2, 2013.

Name	Grant Date	Threshold ($)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Leslie H. Wexner	3/30/2012				0	0	0	0	52,113	$44.30	$728,019
	3/30/2012					52,113			0	0	2,100,717
	1/31/2013				0	0	0	0	151,500	48.02	1,953,744
	1/31/2013					151,500					6,505,107
		$731,120	$3,655,600	$7,311,200
Sharen J. Turney	3/30/2012				0	0	0	0	82,950	44.30	1,161,964
	3/30/2012					82,952			0	0	3,343,861
	3/30/2012					406,295			0	0	16,378,077
		504,000	2,520,000	5,040,000
Charles C. McGuigan	3/2/2012				0	0	0	1,350			53,890
	3/30/2012				0	0	0	0	32,164	44.30	450,553
	3/30/2012				0	32,164	0		0	0	1,296,556
	3/30/2012				0	75,051	0		0	0	3,025,366
		237,500	1,187,500	2,375,000
Nicholas Coe	3/30/2012				0	0	0	0	13,965	44.30	195,622
	3/30/2012				0	13,966	0		0	0	562,980
	3/30/2012				0	37,242	0		0	0	1,501,255
		181,500	907,500	1,815,000
Stuart B. Burgdoerfer	3/30/2012				0	0	0	0	27,085	44.30	379,407
	3/30/2012					27,085			0	0	1,091,818
	3/30/2012					49,657			0	0	2,001,713
		200,000	1,000,000	2,000,000

(1)

Non-Equity Incentive Plan Awards represent the Threshold, Target and Maximum opportunities under the Company’s 2011 Cash Incentive Compensation Performance Plan for the 2012 Spring and Fall seasons. The actual amount earned under this plan is disclosed in the 2012 Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)	Equity Incentive Plan Awards represent the Threshold, Target and Maximum payments of performance-based restricted stock units for the 2012 fiscal year.

Stock Awards granted on March 30, 2012 are subject to the Company’s achievement of operating income as a percentage of sales ranking in the top 1/3 of the S&P Retailing Index in each of the 2012, 2013, 2014, 2015 and 2016 fiscal years, determined on a cumulative basis. Stock Awards granted to Mr. Wexner on January 31, 2013 are subject to the Company’s achievement of operating income as a percentage of sales ranking in the top 1/3 of the S&P Retailing Index in each of the 2013, 2014, 2015, 2016 and 2017 fiscal years, determined on a cumulative basis. If the performance condition is met, the restricted stock units will vest 20% on the second and third anniversaries of the grant date and 30% on the fourth and fifth anniversaries of the grant date, subject to continued employment.

(3)	Stock Awards were granted pursuant to the Company’s amended and restated 2011 Plan.

The Stock Award granted on March 2, 2012 to Mr. McGuigan represents an award made in connection with his election to receive a portion of his cash-based incentive compensation bonus in shares of Common Stock. The award was made based on the Fall 2011 bonus paid on March 2, 2012. This award vests 100% three years from the grant date, dependent on Mr. McGuigan retaining the stock paid in lieu of cash.

In each case, the vesting of these awards is subject to continued employment.

Dividends are not paid or accrued on stock awards or stock units until such shares vest.

(4)

Option Awards were granted pursuant to the Company’s amended and restated 2011 Plan. Option grant dates were established on the date the grants were approved by the Compensation Committee of the Board and the exercise price is the closing price of Common Stock on the grant date.

Option Awards vest 20% on the second and third anniversaries of the grant date and 30% on the fourth and fifth anniversaries of the grant date.

In each case, the vesting of these awards is subject to continued employment.

(5)

The value of stock and option awards reflects the grant date fair value under ASC Topic 718 Compensation—Stock Compensation, for each award. Options are valued using the Black-Scholes option pricing model with the following weighted average assumptions as set forth in the Company’s financial statements filed in the Company’s Form 10-K for the 2012 fiscal year: dividend yield of 2.7%, volatility of 47%, risk free interest rate of 1.0% and expected life of 4.8 years. Restricted stock units are valued based on the fair market value of a share of Common Stock on the date of grant, adjusted for anticipated dividend yields.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2012

The following table provides information relating to outstanding equity awards granted to the named executive officers as of fiscal year end, February 2, 2013.

	Option Awards							Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(24)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(23)
Leslie H. Wexner	2/2/2004	503,770	0		0	13.39	2/2/2014
	3/31/2005	438,131	0		0	18.30	3/31/2015
	3/31/2006	109,530	0		0	18.42	3/31/2016
	3/30/2007	141,395	0		0	19.63	3/30/2017
	3/31/2008	224,072	0		0	12.88	3/31/2018
	3/31/2009	360,620	0		0	6.55	3/31/2019
	3/31/2010	79,793	39,899	(1)	0	19.29	3/31/2020
	1/27/2011	57,240	228,978	(2)	0	25.21	1/27/2021
	3/31/2011	27,305	54,617	(3)	0	28.18	3/31/2021
	1/26/2012	0	189,459	(4)	0	38.08	1/26/2022
	3/30/2012	0	52,113	(5)	0	44.30	3/30/2022
	1/31/2013	0	151,500	(6)	0	48.02	1/31/2023
								3/31/2010	119,692	(9)	5,655,447	0		0
								1/27/2011	228,968	(10)	10,818,738	0		0
								3/31/2011	81,922	(11)	3,870,815	0		0
								1/26/2012	0		0	189,459	(13)	8,951,938
								3/30/2012	0		0	52,113	(14)	2,462,339
								1/31/2013	0		0	151,500	(15)	7,158,375
Sharen J. Turney	3/31/2008	27,397	0		0	12.88	3/31/2018
	3/31/2009	60,993	0		0	6.55	3/31/2019
	3/31/2010	32,398	16,199	(1)	0	19.29	3/31/2020
	3/31/2011	0	121,083	(7)	0	28.18	3/31/2021
	3/30/2012	0	82,950	(5)	0	44.30	3/30/2022
								3/31/2008	796,596	(12)	37,639,161	0		0
								3/31/2010	48,601	(9)	2,296,397	0		0
								3/31/2011	121,085	(16)	5,721,266	0		0
								3/30/2012	0		0	82,952	(14)	3,919,482
								3/30/2012	0		0	406,295	(14)	19,197,439
Charles C. McGuigan	3/31/2010	0	3,889	(1)	0	19.29	3/31/2020
	3/31/2011	0	71,849	(7)	0	28.18	3/31/2021
	3/30/2012	0	32,164	(5)	0	44.30	3/30/2022
								3/31/2010	11,673	(9)	551,549	0		0
								9/3/2010	1,684	(18)	79,569	0		0
								3/4/2011	1,876	(19)	88,641	0		0
								3/31/2011	71,853	(16)	3,395,054	0		0
								9/2/2011	1,267	(20)	59,866	0		0
								3/2/2012	1,350	(21)	63,788	0		0
								3/30/2012	0		0	32,164	(14)	1,519,749
								3/30/2012	0		0	75,051	(14)	3,546,160

	Option Awards							Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(24)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(23)
Nicholas Coe	3/30/2012	0	13,965	(5)	0	44.30	3/30/2022
								7/4/2011	29,169	(22)	1,378,235	0		0
								3/30/2012	0		0	13,966	(14)	659,894
								3/30/2012	0		0	37,242	(14)	1,759,685
Stuart B. Burgdoerfer	4/9/2007	4,143	0		0	20.23	4/9/2017
	3/31/2008	10,550	0		0	12.88	3/31/2018
	3/31/2009	35,338	0		0	6.55	3/31/2019
	3/31/2010	9,393	9,395	(1)	0	19.29	3/31/2020
	3/31/2011	0	39,915	(7)	0	28.18	3/31/2021
	3/30/2012	0	27,085	(5)	0	44.30	3/30/2022
								3/5/2010	2,653	(17)	125,354	0		0
								3/31/2010	28,189	(9)	1,331,930	0		0
								3/31/2011	39,916	(16)	1,886,031	0		0
								3/30/2012	0		0	27,085	(14)	1,279,766
								3/30/2012	0		0	49,657	(14)	2,346,293

(1)	Options vest 100% on March 31, 2013.

(2)	Options vest 25% on January 27, 2014, 37.5% on January 27, 2015 and 37.5% on January 27, 2016.

(3)	Options vest 50% on March 31, 2013 and 50% on March 31, 2014.

(4)	Options vest 20% on January 26, 2014, 20% on January 26, 2015, 30% on January 26, 2016 and 30% on January 26, 2017.

(5)	Options vest 20% on March 30, 2014, 20% on March 30, 2015, 30% on March 30, 2016 and 30% on March 30, 2017.

(6)	Options vest 20 % January 31, 2015, 20% on January 31, 2016, 30% on January 31, 2017, 30% on January 31, 2018.

(7)	Options vest 20% on March 31, 2013, 20% on March 31, 2014, 30% on March 31, 2015 and 30% on March 31, 2016.

(8)	Options vest 1/3rd on March 30, 2013, 1/3rd on March 30, 2014 and 1/3rd on March 30, 2015.

(9)	Shares vest 100% on March 31, 2013.

(10)	Shares vest 20% on January 27, 2014, 30% on January 27, 2015 and 30% on January 27, 2016.

(11)	Shares vest 100% on March 31, 2014.

(12)	Shares vest 1/3rd March 31, 2013, 1/3rd March 31, 2014, and 1/3rd March 31, 2015.

(13) Subject to achievement of a performance condition, shares vest 20% on January 26, 2014, 20% on January 26, 2015, 30% on January 26, 2016 and 30% on January 26, 2017.

(14)	Subject to achievement of a performance condition, shares vest 20% on March 30, 2014, 20% March 30, 2015, 30% on March 30, 2016, 30% on March 30, 2017.

(15)	Subject to achievement of a performance condition, shares vest 20% on January 31, 2015, 20% on January 31, 2016, 30% on January 31, 2017 and 30% on January 31, 2018.

(16)	Shares vest 20% on March 31, 2013, 20% on March 31, 2014, 30% on March 31, 2015 and 30% on March 31, 2016.

(17)	Shares vest 100% on March 5, 2013.

(18)	Shares vest 100% on September 3, 2013.

(19)	Shares vest 100% on March 4, 2014.

(20)	Shares vest 100% on September 2, 2014.

(21)	Shares vest 100% on March 2, 2015.

(22)	Shares vest 20% on July 4, 2013, 20% on July 4, 2014, 30% on July 4, 2015, and 30% on July 4, 2016.

(23)	Market value based on the $47.25 fair market value of a share of Common Stock on the last trading day of the fiscal year (February 1, 2013).

Option Exercises and Stock Vested Information for Fiscal 2012

The following table provides information relating to Option Awards exercised and Restricted Stock Unit Awards vested during the fiscal year ended February 2, 2013.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Leslie H. Wexner	991,035	$32,025,405	390,084	$18,740,059
Sharen J. Turney	0	0	659,044	31,634,112
Charles McGuigan	20,228	759,992	36,000	1,728,000
Nicholas Coe	0	0	0	0
Stuart B. Burgdoerfer	0	0	99,734	4,788,100

(1)

Option Award Value Realized is calculated based on the difference between (a) the sale price and the option exercise price for shares that were sold upon exercise and (b) the closing price on the day prior to the date of exercise and the option exercise price for shares that were held upon exercise.

(2)	Restricted Stock Award Value Realized is calculated based on the closing stock price on the date the restricted stock units vested.

Retirement and Other Post-Employment Benefits

Non-qualified Deferred Compensation for Fiscal 2012(1)

Name	Executive Contributions in Last FY ($)(2)	Registrant Contributions in Last FY ($)(3)	Aggregate Earnings in Last FY ($)(4)	Aggregate Withdrawals/ Distributions ($)(5)	Aggregate Balance at Last FYE ($)(6)
Leslie H. Wexner	$0	$635,573	$1,034,873	$0	$19,804,938
Sharen J. Turney	118,572	644,283	928,100	0	14,792,942
Charles C. McGuigan	185,020	344,792	126,970	0	2,584,369
Nicholas Coe	24,751	49,502	2,077	0	76,330
Stuart B. Burgdoerfer	53,459	266,875	51,099	0	1,446,701

(1)

Amounts disclosed include non-qualified cash deferrals, Company matching contributions, retirement credits and earnings under the Company’s Supplemental Retirement Plan (a non-qualified defined contribution plan) and stock deferrals and related reinvested dividend earnings under the Company’s 1993 Plan and 2011 Plan. Executive Contributions and related matching Registrant Contributions represent 2012 calendar year deferrals and match on incentive compensation payments earned based on performance for the Fall 2011 season, which was paid in March 2012, and for the Spring 2012 season, which was paid in September 2012.

(2)	All of the contributions are reported in the 2012 Summary Compensation Table under the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns.

(3)

Reflects the Company’s 200% match of associate contributions of up to 3% of base salary and bonus above the IRS qualified plan maximum compensation limit and the Company’s retirement contribution of 6% for less than 5 years of service or 8% for 5 or more years of service of compensation above the IRS qualified plan maximum compensation limit. Associates become fully vested in these contributions after six years of service. These contributions are also included under the “All Other Compensation” column of the 2012 Summary Compensation Table.

(4)

Non-qualified deferred cash compensation balances earn a fixed rate of interest determined prior to the beginning of each year. For fiscal 2012, the rate was 5.55%. The portion of the earnings on deferred cash compensation that exceeds 120% of the applicable federal long-term rate in the amount of $372,927, $207,645, $45,755, $748 and $18,414 for Mr. Wexner, Ms. Turney and Messrs. McGuigan, Coe and Burgdoerfer, respectively, is disclosed in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the 2012 Summary Compensation Table.

Balance includes dividends earned on deferred stock and restricted stock unit balances in the amount of $351,886 for Ms. Turney. Dividends are reinvested into additional stock units based on the closing market price of the Company’s Common Stock on the dividend payment date.

(5)

Participants may elect to receive the funds in a lump sum or in up to ten annual installments following termination of employment, but generally may not make withdrawals during their employment. Deferrals under the Supplemental Retirement Plan, the 1993 Plan and the 2011 Plan are unfunded.

(6)

Balance includes the value of deferred stock and restricted stock units at calendar year-end in the amount of $3,584,344 for Ms. Turney. Value is calculated based on a stock price of $47.25 per share of Common Stock on February 1, 2013.

Estimated Post-Employment Payments and Benefits

We have entered into certain agreements with our named executive officers that will require us to provide compensation in the event of a termination of employment, including a termination following a change in control of our Company. Mr. Wexner is not covered by such an agreement but is entitled to certain termination compensation under the terms of our benefit and stock plans. The following tables set forth the expected benefit to be received by each named executive officer in the event of his or her termination resulting from various scenarios, assuming a termination date of February 2, 2013 and a stock price of $47.25, the price of our Common Stock on February 1, 2013.

Assumptions and explanations of the numbers set forth in the tables below are set forth in additional text following the tables.(1)

Leslie H. Wexner

		Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
	Voluntary Resignation ($)	w/out Release ($)	& Signed Release ($)
Base Salary	$0	$0	$0	$0	$0	$0	$0
Bonus(2)	0	0	0	0	0	0	0
Gain of Accelerated Stock Options(3)	0	0	0	9,094,786	9,094,786	0	0
Value of Pro-rated or Accelerated Restricted Stock Units(3)	0	0	15,361,967	38,917,652	38,917,652	15,361,967	15,361,967
Benefits and Perquisites(4)	0	0	0	0	2,000,000	706,000	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$0	$0	$15,361,967	$48,012,438	$50,012,438	$16,067,967	$15,361,967

Sharen J. Turney

	Voluntary Resignation ($)	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
		w/out Release ($)	& Signed Release ($)
Base Salary	$0	$1,400,000	$2,800,000	$2,800,000	$0	$0	$0
Bonus(2)	0	0	2,520,000	5,479,840	0	0	0
Gain of Accelerated Stock Options(3)	0	0	0	3,006,214	3,006,214	0	0
Value of Pro-rated or Accelerated Restricted Stock Units(3)	0	0	38,777,083	68,773,745	68,773,745	38,777,083	38,777,083
Benefits and Perquisites(4)	7,086	19,131	25,153	25,153	5,000,000	1,410,098	7,086
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$7,086	$1,419,131	$44,122,236	$80,084,952	$76,779,959	$40,187,181	$38,784,169

Charles C. McGuigan

	Voluntary Resignation ($)	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
		w/out Release ($)	& Signed Release ($)
Base Salary	$0	$950,000	$1,900,000	$1,900,000	$0	$0	$0
Bonus(2)	0	0	1,187,500	3,553,006	0	0	0
Gain of Accelerated Stock Options(3)	0	0	0	1,573,546	1,573,546	0	0
Value of Pro-rated or Accelerated Restricted Stock Units(3)	0	0	2,778,678	9,304,376	9,304,376	2,778,678	2,778,678
Benefits and Perquisites(4)	0	11,959	17,939	17,939	2,850,000	555,491	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$0	$961,959	$5,884,117	$16,348,867	$13,727,922	$3,334,169	$2,778,678

Nicholas Coe

	Voluntary Resignation ($)	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
		w/out Release ($)	& Signed Release ($)
Base Salary	$0	$825,000	$1,650,000	$1,650,000	$0	$0	$0
Bonus(2)	0	0	907,500	2,157,500	0	0	0
Gain of Accelerated Stock Options(3)	0	0	0	41,159	41,159	0	0
Value of Pro-rated or Accelerated Restricted Stock Units(3)	0	0	839,727	3,797,814	3,797,814	839,727	0
Benefits and Perquisites(4)	0	11,336	17,005	17,005	1,690,709	564,793	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$0	$836,336	$3,414,232	$7,663,478	$5,529,682	$1,404,520	$0

Stuart B. Burgdoerfer

	Voluntary Resignation ($)	Involuntary w/out Cause or Voluntary w/Good Reason		Involuntary w/out Cause following Change in Control ($)	Death ($)	Disability ($)	Retirement ($)
		w/out Release ($)	& Signed Release ($)
Base Salary	$0	$800,000	$1,600,000	$1,600,000	$0	$0	$0
Bonus(2)	0	0	1,000,000	2,598,560	0	0	0
Gain of Accelerated Stock Options(3)	0	0	0	1,103,615	1,103,615	0	0
Value of Pro-rated or Accelerated Restricted Stock Units(3)	0	0	2,675,673	6,969,374	6,969,374	2,675,673	0
Benefits and Perquisites(4)	0	11,740	17,610	17,610	1,600,000	427,936	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Total	$0	$811,740	$5,293,283	$12,289,159	$9,672,989	$3,103,609	$0

(1)	Assumes a termination date of February 2, 2013.

(2)

Bonus amounts assumed at target. Under “Involuntary w/out Cause or Voluntary w/Good Reason” termination scenarios, actual bonus payments would be equal to the bonus payment the named executive officer would have received if he or she had remained employed with the Company for a period of one year after the termination date of February 2, 2013. Under an “Involuntary w/out Cause following Change in Control”, bonus payments for Ms. Turney, Messrs. McGuigan, Coe and Burgdoerfer will be equal to the sum of the last four seasonal bonus payments received.

(3)

Reflects the value of unvested restricted stock units and stock options that, subject to achievement of pre-established performance conditions, would become vested based on the $47.25 fair market value of a share of Common Stock on the last trading day of the fiscal year (February 1, 2013).

(4)

Estimates for benefits and perquisites include the continuation of medical, dental and other insurance benefits. Under the “Death” and “Disability” scenarios, includes proceeds from life and disability insurance policies and the value of unvested retirement plan balances that would become vested.

Assumptions and Explanations of Numbers in Tables

The Compensation Committee retains discretion to provide, and in the past has provided, additional benefits to named executive officers upon termination or resignation if it determines the circumstances so warrant.

The tables do not include the payment of the aggregate balance of the named executive officers’ non-qualified deferred compensation that is disclosed in the Non-qualified Deferred Compensation for Fiscal 2012 table above.

Confidentiality, Non-Competition and Non-Solicitation Agreements

As a condition to each named executive officer’s entitlement to receive certain severance payments and equity vesting acceleration upon certain termination scenarios, the executive is required to execute a release of claims against us and shall be bound by the terms of certain restrictive covenants, including non-competition and non-solicitation agreements which prohibit the executive from soliciting or diverting any current or potential employee, customer, or supplier or competing with any of our businesses in which he or she has been employed for a period of one year from the date of termination.

Termination Provisions—Definitions of Cause and Good Reason

The employment agreements for all named executive officers other than Mr. Wexner, who does not have an employment agreement, contain customary definitions of cause and good reason. “Cause” generally means that the named executive officer (1) willfully failed to perform his or her duties with the Company (other than a failure resulting from the executive’s incapacity due to physical or mental illness); (2) has plead “guilty” or “no contest” to or has been convicted of an act which is defined as a felony under federal or state law; or (3) engaged in willful misconduct in bad faith which could reasonably be expected to materially harm the Company’s business or its reputation.

“Good Reason” generally means (1) the failure to continue by the executive in a capacity originally contemplated in the executive’s employment agreement; (2) the assignment to the executive of any duties materially inconsistent with the executive’s position, duties, authority, responsibilities or reporting requirements, as set out in his or her employment agreement; (3) a reduction in or a material delay in payment of the executive’s total cash compensation and benefits from those required to be provided; (4) the requirement that the executive be based outside of the United States, other than for travel that is reasonably required to carry out the executive’s duties; or (5) the failure by the Company to obtain the assumption in writing of its obligation to perform the employment agreement by a successor.

Payments Upon a Termination in Connection with a Change in Control

A Change in Control of the Company will be deemed to have occurred upon the first to occur of any of the following events:

a)	any person, together with all affiliates, becomes a beneficial owner of securities representing 33% or more of the combined voting power of the voting stock then outstanding;

b)	during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority of directors then constituting the Board;

c)

a reorganization, merger or consolidation of the Company is consummated, unless more than 50% of the outstanding shares of Common Stock is beneficially owned by individuals and entities who owned Common Stock just prior to the such reorganization, merger or consolidation; or

d)	the consummation of a complete liquidation or dissolution of the Company.

No Tax Gross-up

In the event of a termination following a Change in Control, none of our named executive officers is entitled to reimbursement or gross-up for any excise taxes that may be imposed under Code Section 280G.

Fiscal 2012 Director Compensation

The following table sets forth compensation earned by the individuals who served as directors of the Company during fiscal 2012.(1)

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
E. Gordon Gee	$27,092	$70,000	$97,092
Dennis S. Hersch	80,000	80,016	160,016
James L. Heskett	107,500	92,544	200,044
Donna A. James	117,500	102,528	220,028
David T. Kollat	101,016	92,544	193,560
William R. Loomis, Jr.	83,984	92,544	176,528
Jeffrey H. Miro	92,500	92,544	185,044
Michael G. Morris	27,615	70,000	97,615
Allan R. Tessler	142,500	122,544	265,044
Abigail S. Wexner	100,000	90,000	190,000
Raymond Zimmerman	92,500	92,544	185,044

(1)

Directors who are also associates receive no additional compensation for their service as directors. Our current Board of Directors’ compensation plan does not provide for stock option awards, non-equity incentive plan compensation, pension or non-qualified deferred compensation. At the end of four years of membership on the Board of Directors, each member must maintain ownership of Common Stock equal to the amount of Common Stock received as director compensation over the four-year period.

In January 2013, based on a review of market-based compensation for directors including the same peer companies used to evaluate executive compensation, the decision was made to increase director compensation in 2013. For further detail, see footnotes (2) and (3).

(2)

Directors receive an annual cash retainer of $70,000; directors receive an additional annual cash retainer of $12,500 for membership on the Audit and Compensation Committees and $10,000 for all other committee memberships; committee chairs receive an additional $15,000 for the Audit and Compensation Committees and $10,000 for other committees; the lead independent director receives an additional cash retainer of $10,000.

Beginning in fiscal 2013, the directors’ annual cash retainer will increase to $90,000, the Audit Committee chair retainer will increase to $20,000 and the cash retainer for the lead independent director will increase to $15,000.

(3)

Directors receive an annual stock retainer worth $70,000; directors receive an additional annual stock grant worth $12,500 for membership on the Audit and Compensation Committees and worth $10,000 for other committee memberships; the lead independent director receives and additional stock retainer of $10,000. Stock retainers were granted under the 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors. The number of shares issued is calculated based on the fair market value of Common Stock on the date the shares were issued. The value of stock awards reflects the aggregate grant date fair value, excluding estimated forfeitures, computed in accordance with ASC Topic 718 Compensation-Stock Compensation, for each award. See note 20 to the Company’s financial statements filed in the Company’s 2012 Annual Report on Form 10-K for a discussion of our assumptions in determining the aggregate grant date fair value of these awards.

Beginning in fiscal 2013, the directors’ annual stock retainer will increase to $90,000 and the stock retainer for the lead independent director will increase to $15,000.

Equity Compensation Plan Information

The following table summarizes share and exercise price information about the Company’s equity compensation plans as of February 2, 2013.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	15,924,441	$23.16	(2)	16,722,074
Equity compensation plans not approved by security holders	0	0		0
Total	15,924,441	$23.16		16,722,074

(1)

Includes the following plans: 2011 Stock Option and Performance Incentive Plan, 1993 Stock Option and Performance Incentive Plan (2009 Restatement), and 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors.

(2)	Does not include outstanding rights to receive Common Stock upon the vesting of restricted stock unit awards or settlement of deferred stock units.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Company’s Board of Directors is composed of four directors who are independent, as defined under the rules of the Commission and NYSE listing standards. Additionally, each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a “non-employee director” with the meaning of Section 16b-3 under the Exchange Act. The Compensation Committee reviews the Company’s Compensation Discussion and Analysis on behalf of the Board of Directors.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended February 2, 2013 and the Company’s proxy statement.

Compensation Committee

James L. Heskett, Chair

David T. Kollat

Jeffrey H. Miro

Michael G. Morris

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table shows certain information about the securities ownership of all directors (and nominees) of the Company, the executive officers of the Company named in the “Summary Compensation Table” above and all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(a)(b)	Percent of Class
Stuart B. Burgdoerfer	174,942(c)	*
Nicholas Coe	0	*
E. Gordon Gee	3,101(d)	*
Dennis S. Hersch	11,762,308(d)(f)	4.1%
James L. Heskett	85,689(d)	*
Donna A. James	45,109(d)	*
David T. Kollat	112,866	*
William R. Loomis, Jr.	75,900(d)	*
Charles McGuigan.	57,180(c)	*
Jeffrey H. Miro	83,160(d)	*
Michael G. Morris	10,666(d)	*
Allan R. Tessler	77,347	*
Sharen J. Turney	856,178(c)(e)	*
Abigail S. Wexner	11,272,191(g)	3.9%
Leslie H. Wexner	50,522,189(c)(h)(i)	17.5%
Raymond Zimmerman	110,777(d)(j)	*
All directors and executive officers as a group	52,469,051(c)-(j)	18.2%

*	Less than 1%.

(a)

Unless otherwise indicated, each named person has voting and investment power over the listed shares and such voting and investment power is exercised solely by the named person or shared with a spouse. None of the listed shares have been pledged as security or otherwise deposited as collateral.

(b)	Reflects beneficial ownership of shares of Common Stock, and shares outstanding, as of February 2, 2013.

(c)

Includes the following number of shares issuable within 60 days of February 2, 2013, upon the exercise or vesting of outstanding stock awards: Mr. Burgdoerfer, 115,621; Mr. McGuigan, 44,297; Ms. Turney, 499,548; Mr. Wexner, 2,128,755; and all directors and executive officers as a group, 2,850,566.

(d)

Includes the following number of deferred stock units credited to directors’ accounts under the 2003 Stock Award and Deferred Compensation Plan for Non-Associate Directors that could be convertible into Common Stock within 60 days after termination from the Board: Dr. Gee, 1,498; Mr. Hersch, 54,428; Mr. Heskett, 71,635; Ms. James, 27,193; Mr. Loomis, 73,576; Mr. Miro, 62,621; Mr. Morris, 556; Mr. Zimmerman, 78,021; and all directors as a group, 369,528. Mr. Morris has elected to receive pay-out of his deferred stock units over three years, and his total represents  1/3 of the units which he would be owed upon his termination from the Board.

(e)

Includes the following number of deferred stock units credited to executives’ accounts under the Company’s Supplemental Retirement Plan that could be convertible into Common Stock within 60 days after termination of employment with the Company: Ms. Turney, 75,859; and all executives as a group, 95,586.

(f)	Includes 11,705,880 shares held by The Linden Trust for which Mr. Hersch is trustee and shares voting and investment power with Mr. Wexner.

(g)	Excludes 39,249,998 shares beneficially owned by Mr. Wexner as to which Mrs. Wexner disclaims beneficial ownership. Includes 478,115 shares held by The Wexner Children’s Trust II; 2,000,000 shares held by The Wexner Family Charitable Fund; and 191,515 shares held by The Beech Trust, in each case, as to which Mrs. Wexner shares voting and investment power with Mr. Wexner. Includes 8,602,561 shares directly owned by Mrs. Wexner.

(h)	Includes 1,819,465 shares held in the Savings and Retirement Plan (as of February 2, 2013), over which Mr. Wexner has investment but not voting power.

(i)

Includes 478,115 shares held by The Wexner Children’s Trust II; 2,000,000 shares held by The Wexner Family Charitable Fund; 11,705,880 shares held by The Linden Trust; and 191,515 shares held by the Beech Trust. Mr. Wexner shares voting and investment power with Mrs. Wexner with respect to shares held by The Wexner Children’s Trust II, The Wexner Family Charitable Fund and The Beech Trust, and shares voting and investment power with Mr. Hersch with respect to shares held by The Linden Trust. Includes 4,892,608 shares held by the Wexner Personal Holdings Corporation, of which Mr. Wexner is the sole stockholder, director and officer. Includes 8,602,561 shares directly owned by Mrs. Wexner, as to which Mr. Wexner may be deemed to share voting and investment power. Includes 18,703,290 shares directly owned by Mr. Wexner.

(j)	Includes 2,400 shares which are Mr. Zimmerman’s pro rata share of 7,200 shares owned by a corporation of which Mr. Zimmerman is president and a 33% stockholder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, must file reports of ownership and changes in ownership of the Company’s equity securities with the Commission. Copies of those reports must also be furnished to the Company. Based solely on a review of the copies of reports furnished to the Company and written representations of the Company’s executive officers and directors that no other reports were required, we believe that during fiscal 2012 our executive officers, directors and greater than ten percent beneficial owners complied with these filing requirements.

SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth the names of all persons who, as of the dates indicated below, were known by the Company to be the beneficial owners (as defined in the rules of the Commission) of more than 5% of the shares of Common Stock.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Leslie H. Wexner (1)	50,522,189	17.5%
Three Limited Parkway
P.O. Box 16000
Columbus, OH 43216

Janus Capital Management LLC (2)	25,031,527	8.7%
151 Detroit Street
Denver, CO 80206

FMR LLC (3)	16,434,774	5.7%
82 Devonshire Street
Boston, MA 02109

PRIMECAP Management Company (4)	15,951,343	5.5%
225 South Lake Ave., #400 Pasadena, CA 91101

(1)	As of February 2, 2013. For a description of Mr. Wexner’s beneficial ownership, see “Security Ownership of Directors and Management” on pages 54 and 55.

(2)

As of December 31, 2012, based on information set forth in the Schedule 13G filed February 14, 2013 by Janus Capital Management LLC. Janus Capital Management LLC has sole dispositive power over 22,897,563 shares and sole voting power over 22,897,563 shares, and has shared dispositive power over 2,133,964 shares and shared voting power over 2,133,964 shares.

(3)

As of December 31, 2012, based on information set forth in the Schedule 13G filed February 14, 2013 by FMR LLC. FMR LLC has sole dispositive power over 343,476 shares and sole voting power over 16,434,774 shares.

(4)

As of December 31, 2012, based on information set forth in the Schedule 13G filed February 14, 2013 by PRIMECAP Management Company. PRIMECAP Management Company has sole dispositive power over 15,951,343 shares and sole voting power over 7,564,441 shares.

REPORT OF THE AUDIT COMMITTEE

As provided in our written charter, the Audit Committee is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. We have the sole authority to appoint, compensate, retain, oversee and terminate the Company’s independent auditors. We pre-approve the audit services and non-audit services to be provided by the Company’s independent auditors. In addition, we evaluate the independent auditors’ qualifications, performance and independence and present our conclusions with respect to the independent auditors to the full Board on at least an annual basis.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Furthermore, while we are responsible for reviewing the Company’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Company’s exposure to risk.

We have reviewed and discussed the Company’s audited financial statements as of and for the year ended February 2, 2013 and met with both management and our independent auditors to discuss the financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles. We have reviewed with the internal auditors and independent auditors the overall scope and plans for their respective audits. We also met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.

We have also discussed with the independent auditors all matters required to be discussed with audit committees by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Company’s independent auditors also provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and we discussed with the independent auditors their independence from the Company. We considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining their independence.

Based on the reviews and discussions summarized in this Report, and subject to the limitations on our role and responsibilities, certain of which are referred to above and in the Audit Committee charter, we recommended to the Board that the Company’s audited financial statements be included in our annual report on Form 10-K for the year ended February 2, 2013 for filing with the Commission.

We have appointed Ernst & Young LLP as the Company’s independent registered public accountants.

Audit Committee

Donna A. James, Chair

David T. Kollat

Allan R. Tessler

Raymond Zimmerman

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

During our 2012 fiscal year, Ernst & Young LLP served as the Company’s independent registered public accountants and in that capacity rendered an opinion on our consolidated financial statements as of and for the fiscal year ended February 2, 2013. The Audit Committee annually reviews the selection of independent registered public accountants and has selected Ernst & Young LLP as the Company’s independent registered public accountants for the current fiscal year.

Audit Fees

The aggregate audit fees payable to Ernst & Young LLP for the fiscal years ended 2012 and 2011 were approximately $4,174,000 and $4,240,000 respectively. These amounts include fees for professional services rendered by Ernst & Young LLP in connection with the audit of our consolidated financial statements and reviews of our unaudited consolidated interim financial statements as well as fees for services that generally only the independent auditor can reasonably be expected to provide, including comfort letters and consultation regarding financial accounting and/or reporting standards. These amounts also include fees for services rendered in connection with the audit of our internal control over financial reporting and fees for services rendered in connection with statutory audits of our international subsidiaries’ financial statements.

Audit Related Fees

The aggregate fees for assurance and related services rendered by Ernst & Young LLP that were reasonably related to the audit of our consolidated financial statements for the fiscal years ended 2012 and 2011 were approximately $148,000 and $173,000, respectively. The fees under this category are for assurance and related services that are traditionally performed by the independent auditor and include audits of employee benefit plans, agreed upon procedures and other attest engagements.

Tax Fees

The aggregate fees for tax services rendered by Ernst & Young LLP for the fiscal years ended 2012 and 2011 were approximately $745,000 and $550,000, respectively. Tax fees include tax compliance and advisory services.

All Other Fees

The aggregate fees for all other services rendered by Ernst & Young LLP for the fiscal years ended 2012 and 2011 were approximately $0 and $124,000, respectively. The fiscal year 2011 amount includes fees for due diligence services.

Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services to be provided by Ernst & Young LLP in a given fiscal year.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the annual meeting. However, if other matters should come before the meeting, each of the persons named as a proxy intends to vote in accordance with his or her judgment on such matters.

STOCKHOLDER PROPOSALS FOR NEXT YEAR

Stockholder Proposals Pursuant to Rule 14a-8

Proposals submitted for inclusion in the proxy statement for the 2014 annual meeting must be received by the Secretary of the Company at our principal executive offices on or before the close of business on December 10, 2013.

Other Stockholder Proposals

If a stockholder intends to present a proposal or nominate a person for election as a director at the 2014 annual meeting other than as described above, the stockholder must comply with the requirements set forth in our Bylaws. The Bylaws require, among other things, that the Secretary receive written notice of the intent to present a proposal or nomination no earlier than February 22, 2014 and no later than March 24, 2014. The notice must contain the information required by the Bylaws.

SOLICITATION EXPENSES

We are soliciting this proxy on behalf of our Board of Directors and will bear the solicitation expenses. Our directors or employees may solicit proxies by telephone, facsimile and personal solicitation, in addition to the use of the mail. We will, upon request, reimburse banks, brokerage houses and other institutions, nominees, and fiduciaries for their expenses in forwarding proxy materials to beneficial owners.

By Order of the Board of Directors,

/s/ Leslie H. Wexner
Leslie H. Wexner
Chairman of the Board

Appendix A

L BRANDS, INC.

PROPOSED AMENDMENT TO THE CHARTER TO ELIMINATE THE CLASSIFICATION OF THE BOARD OF DIRECTORS

Article SIXTH is hereby removed in its entirety and replaced with the following:

SIXTH. Section 1. Election of Directors. Subject to the special right of the holders of any class or series of Preferred Stock, voting separately as a class, to elect one or more directors of the Corporation:

(a) From the effective date of this Certificate of Amendment until the election of directors at the 2016 annual meeting of stockholders, pursuant to Section 141(d) of the General Corporation Law of the State of Delaware, the Board shall remain classified and divided into three classes of directors, Class A, Class B and Class C (each class to be as nearly equal in number as possible), with the directors in Class B having a term expiring at the 2014 annual meeting, the directors in Class C having a term expiring at the 2015 annual meeting and the directors in Class A having a term expiring at the 2016 Annual Meeting.

(b) At each annual meeting commencing with the 2014 annual meeting, successors to the class of directors whose terms expire at that annual meeting shall be elected for a one-year term.

(c) From and after the election of directors at the 2016 annual meeting, the Board shall cease to be classified.

Section 2. Change in Number of Authorized Directorships. If prior to the 2016 annual meeting the authorized number of directors is increased, any newly created directorships resulting from such increase shall be apportioned among the classes such that each class is as nearly equal in number as possible, and any additional director chosen to fill any newly created directorship shall hold office for a term that coincides with the remaining terms of the class of directors in which such director was elected. From and after the 2016 annual meeting, any additional director elected to fill a newly created directorship resulting from an increase in the number of directors shall hold office for a term expiring at the next annual meeting. In no case will a decrease in the number of directors shorten the term of any incumbent director.

Section 3. Term of Office. Each director elected at any annual meeting shall hold office until such director’s successor shall have been elected and qualified, subject to prior death, resignation, retirement or removal.

Article TENTH is hereby removed in its entirety and replaced with the following:

TENTH. Any director may be removed at any annual meeting or special stockholders’ meeting upon the affirmative vote of not less than 75 percent of the outstanding shares of voting stock of the Corporation at that time entitled to vote thereon; provided, however, that, until the 2016 annual meeting, each director may be removed only for cause and shall receive a copy of the charges against him, delivered to him personally or by mail at his last known address at least 10 days prior to the date of the stockholders’ meeting. Notwithstanding the foregoing, directors who shall have been elected by the holders of a series or class of Preferred Stock, voting separately as a class, shall be removed only pursuant to the provisions establishing the rights of such series or class to elect such directors.

A-1

ADMITTANCE SLIP

2013 ANNUAL MEETING OF STOCKHOLDERS

Date, Time and Place of Meeting:

Date:	Thursday, May 23, 2013

Time:	8:30 a.m., Eastern Time

Place:	Three Limited Parkway Columbus, Ohio 43230

Attending the Meeting:

Stockholders who plan to attend the meeting in person must bring this admittance slip and a photo identification to gain access. Because of necessary security precautions, bags, purses and briefcases may be subject to inspection. To speed the admissions process, stockholders are encouraged to bring only essential items. Cameras, camcorders or video taping equipment are not allowed. Photographs or video taken by the Company at the meeting may be used by the Company. By attending, you waive any claim or rights to these photographs.

For more information about attending the annual meeting, please visit the website at http://www.limitedbrands.com/investors or contact Investor Relations at (614) 415-7073.

L BRANDS, INC. CAROL DRESKA THREE LIMITED PARKWAY P.O. BOX 16000 COLUMBUS, OH 43230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.

Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends you vote FOR
the following:

1. Election of Directors	For	Against	Abstain

01 Dennis S. Hersch	☐	☐	☐

02 David T. Kollat	☐	☐	☐

03 William R. Loomis, Jr.	☐	☐	☐

04 Leslie H. Wexner	☐	☐	☐

The Board of Directors recommends you vote FOR
the following proposals:

2. Ratification of the appointment of	For	Against	Abstain
independent registered public
accountants	☐	☐	☐

3. Advisory vote to approve named executive	☐	☐	☐
officer compensation

4. Proposal to amend the Certificate of	☐	☐	☐
Incorporation to provide for the annual
election of directors

For address change/comments, mark here (see reverse for instructions)	☐

Please indicate if you plan to attend this meeting	Yes	No

	☐	☐

The Board of Directors recommends you vote AGAINST
the following proposals:

5. Stockholder proposal	For	Against	Abstain
regarding accelerated
vesting of equity awards	☐	☐	☐

Note: Such other business as may
properly come before the meeting
or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature [Joint Owners]	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The COMBINED Annual Report & Proxy Statement is/are available at www.proxyvote.com.

This Proxy is Solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 23, 2013

The undersigned hereby appoints Leslie H. Wexner and Stuart B. Burgdoerfer, and each of them, proxies, with full power of substitution, to vote for the undersigned all shares of Common Stock of L Brands, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 23, 2013 at 8:30 a.m., Eastern Time, and at any adjournments thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournments thereof.

SAID PROXIES ARE DIRECTED TO VOTE AS MARKED ON THE REVERSE SIDE AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THIS MEETING OR ANY ADJOURNMENTS THEREOF.

Address change/comments:

If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed

on reverse side)